Exhibit 10.1
ASSET PURCHASE AGREEMENT
dated as of November 28, 2005
by and among
HARRAH’S OPERATING COMPANY, INC.
(Solely for the purposes of Section 12.16 hereof)
FLAMINGO-LAUGHLIN, INC.,
BOARDWALK REGENCY CORPORATION,
MARTIAL DEVELOPMENT CORPORATION
and
AREP BOARDWALK LLC
and
AREP LAUGHLIN CORPORATION

TABLE OF CONTENTS

		Page
	ARTICLE I

	PURCHASE AND SALE OF ASSETS

Section 1.1	Purchase and Sale of Assets	1
Section 1.2	Excluded Assets	3
Section 1.3	Assumed Liabilities	5
Section 1.4	Excluded Liabilities	6
Section 1.5	Retention and Removal of Excluded Assets	8
Section 1.6	Assignability and Consents	9
Section 1.7	Other Assets; Other Property	10

	ARTICLE II

	PURCHASE PRICE AND DEPOSIT

Section 2.1	Purchase Price	10
Section 2.2	Deposit	11
Section 2.3	Allocation of Purchase Price	11
Section 2.4	Initial Estimated Adjustments	13
Section 2.5	Final Working Capital Adjustment	14
Section 2.6	Final Traymore Adjustment	15

	ARTICLE III

	ADJUSTMENTS

Section 3.1	Property Taxes	16

	ARTICLE IV

	CLOSING

Section 4.1	Closing	17
Section 4.2	Deliveries at Closing	19

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 5.1	Organization of Seller	22
Section 5.2	Authority; No Conflict; Required Filings and Consents	22
Section 5.3	Financial Statements	24

i

		Page
Section 10.8	Exclusive Remedy	58
Section 10.9	Treatment of Indemnification Payments	58

	ARTICLE XI

	PROPERTY

Section 11.1	As Is	58
Section 11.2	Title to Casino Land	59
Section 11.3	Title to the Traymore Site Land	61

	ARTICLE XII

	MISCELLANEOUS

Section 12.1	Definitions	61
Section 12.2	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	73
Section 12.3	Notices	74
Section 12.4	Interpretation	76
Section 12.5	Headings	76
Section 12.6	Entire Agreement; No Third Party Beneficiaries	76
Section 12.7	Severability	77
Section 12.8	Assignment	77
Section 12.9	Parties of Interest	77
Section 12.10	Counterparts	77
Section 12.11	Mutual Drafting	77
Section 12.12	Amendment	78
Section 12.13	Extension; Waiver	78
Section 12.14	Time of Essence	78
Section 12.15	Disclosure Letters	78
Section 12.16	Guarantee	78

EXHIBITS

Exhibit A	Deposit Escrow Agreement
Exhibit B	Form of Bill of Sale and Assignment
Exhibit C	Form of Assignment and Assumption Agreement—Assumed Contracts and Assumed Liabilities
Exhibit D	Forms of Non-Foreign Affidavits
Exhibit E	Form of Confirmation of Transfer of Guest Items
Exhibit F	Form of Confirmation of Transfer of Guest Baggage
Exhibit G	Form of Bill of Sale—Passenger/Delivery Vehicles
Exhibit H	Form of Grant, Bargain, Sale Deed (Flamingo)
Exhibit I	Form of Bargain and Sale Deed (Boardwalk)
Exhibit J	Form of Trademark License Agreement
Exhibit K	Excluded Software License Agreement
Exhibit L	Form of Assignment and Assumption Agreement—Traymore Lease

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 28, 2005, by and among Harrah’s Operating Company, Inc. (“Harrah’s”), Flamingo-Laughlin, Inc., a Nevada corporation (“Flamingo”), Martial Development Corp., a New Jersey corporation, Boardwalk Regency Corporation, a New Jersey corporation (together, “Boardwalk,” and with Flamingo, each a “Seller” and collectively, the “Sellers”) and AREP Laughlin Corporation, a Delaware corporation (“Flamingo Buyer”) and AREP Boardwalk LLC, a Delaware limited liability company (“Boardwalk Buyer” and with Flamingo Buyer, each a “Buyer” and collectively, the “Buyers”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 12.1 hereof.
     WHEREAS, Flamingo owns and operates the Casino Property (commonly known as Flamingo Laughlin) and Boardwalk owns the Traymore Site; and
     WHEREAS, Flamingo Buyer desires to purchase Flamingo’s interest in the Casino Property and assume certain Liabilities related thereto and Boardwalk Buyer desires to purchase Boardwalk’s interest in the Traymore Site and assume certain Liabilities related thereto, all on the terms and subject to the conditions set forth herein;
     NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
     Section 1.1 Purchase and Sale of Assets.
     (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Flamingo shall sell, convey, assign and transfer to Flamingo Buyer, and Flamingo Buyer shall purchase and acquire from Flamingo, all of Flamingo’s right, title and interest in and to Flamingo’s assets, properties and rights, tangible and intangible, of every type and description, wherever located, in each case which are used or employed primarily in connection with the Casino Property, including without limitation, Flamingo’s assets, properties and rights set forth below, but excluding the Flamingo Excluded Assets and except as set forth on the Detailed Balance Sheet (the “Flamingo Purchased Assets”):
          (i) the Casino Property, including the Casino Land;
          (ii) all items of the type designated to be transferred to Flamingo Buyer on the Detailed Balance Sheet, including without limitation, all cash and cash equivalent balances of Flamingo and outstanding accounts receivable as of the Closing Date;

          (iii) the Assumed Contracts, including the Material Assumed Contracts;
          (iv) the Acquired Personal Property;
          (v) the Transferred Intellectual Property;
          (vi) the Books and Records;
          (vii) the Transferred Data;
          (viii) the Governmental Approvals, and pending applications therefor, to the extent transferable by Law, all of which are set forth on Section 1.1(a)(viii) of the Flamingo Disclosure Letter;
          (ix) the Transferred Employee Records;
          (x) the Flamingo Customer List, the Affiliate Customer List and the Flamingo Databases;
          (xi) all assets to which Buyer is entitled under the proration and adjustment provisions of Article III hereof.
     (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Boardwalk shall sell, convey, assign and transfer to Boardwalk Buyer, and Boardwalk Buyer shall purchase and acquire from Boardwalk, all of Boardwalk’s right, title and interest in and to Boardwalk’s assets, properties and rights, tangible and intangible, of every type and description, wherever located, in each case which are used or employed primarily in connection with the Traymore Site, including without limitation, Boardwalk’s assets, properties and rights set forth below, but excluding the Boardwalk Excluded Assets (the “Boardwalk Purchased Assets,” and together with the Flamingo Purchased Assets, the “Purchased Assets”):
          (i) the land located in the City of Atlantic City, Atlantic County, New Jersey known and designated as Lots 13 through 18 in Block 47, Lots 11 through 14, 19 and 25 in Block 48, and Lot 12 in Block 49 (the “Traymore Site Land”);
          (ii) all buildings, structures and other improvements now or hereafter located on the Traymore Site Land (collectively, the “Traymore Site Improvements”);
          (iii) the Traymore Contracts;
          (iv) any and all (A) drawings, specifications, surveys, architectural, engineering, soils, seismic, geological and environmental reports, studies and certificates, and other technical descriptions in Boardwalk’s possession relating to the Boardwalk Purchased Assets (collectively, the “Traymore Plans”), (B) third-party warranties, guaranties and indemnities relating to the Boardwalk Purchased Assets (collectively, the “Traymore Warranties”), (C) all licenses, permits, governmental approvals, utility commitments, utility rights, development rights or approvals or other similar rights relating to the Boardwalk Purchased Assets, all of which are set forth on Section 1.1(b)(iv)

of the Boardwalk Disclosure Letter (collectively, the “Traymore Licenses”) and (D) any and all books and records relating exclusively to the Boardwalk Purchased Assets, including without limitation, any rent rolls;
          (v) all right, title and interest, if any, of Boardwalk in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Traymore Site Land and in all strips, gores or rights-of-way, riparian rights and easements; and
          (vi) all other property, real, personal or mixed, owned or held by Boardwalk (or Boardwalk’s representatives) which relates, in any way, to the design, construction, ownership, use, leasing, advertising, maintenance or operation of the Boardwalk Purchased Assets.
     Section 1.2 Excluded Assets.
     (a) Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Flamingo shall retain all of its right, title and interest in and to each and all of the following assets, except as may otherwise be set forth on the Detailed Balance sheet (the “Flamingo Excluded Assets”):
          (i) all items of the type designated to be retained by Flamingo on the Detailed Balance Sheet;
          (ii) the Excluded Contracts;.
          (iii) any rights, claims, causes of action and credits (including all indemnities, warranties and similar rights) in favor of Flamingo or any of its Affiliates or Representatives to the extent relating to (A) any other Flamingo Excluded Asset or (B) any Flamingo Excluded Liability;
          (iv) the corporate charter or other organizational documents, minute and stock books and records, corporate seals, Tax Returns (including supporting schedules) of Flamingo or any of its Affiliates;
          (v) all of its human resources and other employee-related files and records, other than the Transferred Employee Records;
          (vi) all indebtedness or accounts payable owing from any Affiliate of Flamingo to Flamingo, all of which are set forth on Section 1.2(a)(vi) of the Flamingo Disclosure Letter;
          (vii) subject to Section 3.1 hereof, any refund, credit, claim or entitlement with respect to Taxes of Flamingo or its Affiliates, or with respect to the Flamingo Purchased Assets, to the extent attributable to Tax periods (or portions thereof) ending on or before the Closing Date;
          (viii) the Excluded Personal Property;

          (ix) the Excluded Intellectual Property;
          (x) the Customer Database;
          (xi) the Excluded Software;
          (xii) all assets and properties of Flamingo neither used primarily in connection with the business operated at the Casino Property nor located at the Casino Property and all assets and properties owned by Affiliates of Flamingo (other than the CS3 Assets) to the extent such assets and properties are not used primarily in connection with the business operated at the Casino Property;
          (xiii) all data, files and other materials located on any storage device (including such data, files and/or materials located on personal computers and servers) located at the Casino Property other than the Books and Records, the Flamingo Customer List, the Affiliate Customer List and the Transferred Data;
          (xiv) all assets to which Flamingo is entitled under the proration and adjustment provisions of Article III hereof;
          (xv) the Total Rewards and any player loyalty or rewards program of Harrah’s or its Affiliates; and
          (xvi) any assets set forth on Section 1.2(a)(xvi) of the Flamingo Disclosure Letter.
     (b) Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Boardwalk shall retain all of its right, title and interest in and to each and all of the following assets (the “Boardwalk Excluded Assets” and together with the Flamingo Excluded Assets, the “Excluded Assets”):
          (i) all assets and properties of Boardwalk not located at the Traymore Site, including, without limitation, the Other Assets and Other Property; and all assets and properties owned by Affiliates of Boardwalk;
          (ii) the Other Assets and Other Property;
          (iii) the corporate charter or other organizational documents, minute and stock books and records, corporate seals, Tax Returns (including supporting schedules) of Boardwalk or any of its Affiliates;
          (iv) subject to Section 3.1 hereof, any refund, credit, claim or entitlement with respect to Taxes of Boardwalk or its Affiliates, or with respect to the Boardwalk Purchased Assets, to the extent attributable to Tax periods (or portions thereof) ending on or before the Closing Date;
          (v) all assets to which Boardwalk is entitled under the proration and adjustment provisions of Article III hereof; and

          (vi) any assets set forth on Section 1.2(b) of the Boardwalk Disclosure Letter.
     Section 1.3 Assumed Liabilities.
     (a) Upon the terms and subject to the conditions set forth in this Agreement, as of the Closing Date, Flamingo Buyer agrees to assume, satisfy, perform, pay, discharge and be solely responsible for the following Liabilities of Flamingo (the “Flamingo Assumed Liabilities”):
          (i) all Liabilities of the type designated on the Detailed Balance Sheet as being assumed by Buyer;
          (ii) all Liabilities to the extent solely relating to, or arising in respect of, (A) the Flamingo Purchased Assets accruing, arising out of, or relating to events, occurrences, acts or omissions happening from and after the Closing Date and (B) all Assumed Contracts which were not fully performed and were not required to have been so performed, prior to the Closing Date;
          (iii) all Liabilities with respect to entertainment, hotel, dining and other reservations made by patrons relating to the Casino Property from and after the Closing;
          (iv) except as provided for in Sections 3.1 and 7.9, all Liabilities for Taxes arising from and attributable to the ownership of any portion of the Flamingo Purchased Assets from and after the Closing Date and any Taxes that are included in the calculation of the Final Working Capital Adjustment;
          (v) (A) all Liabilities relating to Transferred Employees accruing from and after the Closing Date and (B) all obligations and Liabilities relating to severance provided for in Section 7.4(c) hereof;
          (vi) all Liabilities of Buyer pursuant to the proration and adjustment provisions of Article III hereof;
          (vii) all Liabilities with respect to claims, acts, omissions, events or occurrences relating to the Flamingo Purchased Assets, which occur or arise on or after the Closing Date;
          (viii) all Liabilities under Environmental Laws, including without limitation Environmental Liabilities, relating to, resulting from, caused by or arising out of ownership, operation or control of the Casino Property, whether arising before or after the Closing Date, including, without limitation, any Liability relating to contamination or exposure to Hazardous Substances at or attributable to the Casino Property, but excluding the Flamingo Excluded Environmental Liabilities; and
          (ix) to the extent lawfully transferable, all obligations, commitments and Liabilities under any Governmental Approvals assigned to Buyer pursuant to Section 1.1(a)(vii) hereof to the extent arising on or after the Closing Date.

     (b) Upon the terms and subject to the conditions set forth in this Agreement, as of the Closing Date, Boardwalk Buyer agrees to assume, satisfy, perform, pay, discharge and be solely responsible for all Liabilities of Boardwalk, of any kind of nature whatsoever, whether known or unknown, fixed or contingent, but including, without limitation, and except for the Boardwalk Excluded Liabilities (the “Boardwalk Assumed Liabilities,” and together with the Flamingo Assumed Liabilities, the “Assumed Liabilities”):
          (i) except as provided for in Sections 3.1 and 7.9, all Liabilities for Taxes arising from and attributable to the ownership of any portion of the Boardwalk Purchased Assets from and after the Closing Date and any Taxes that are included in the calculation of the Final Working Capital Adjustment;
          (ii) all Liabilities of Buyer pursuant to the proration and adjustment provisions of Article III hereof;
          (iii) all Liabilities with respect to (A) claims, acts, omissions, events or occurrences relating to the Boardwalk Purchased Assets, which occur or arise on or after the Closing Date and (B) all Traymore Contracts and Traymore Leases which were not fully performed and were not required to have been so performed, prior to the Closing Date;
          (iv) all Liabilities under Environmental Laws, including without limitation Environmental Liabilities, relating to, resulting from, caused by or arising out of ownership, operation or control of the Traymore Site, whether arising before or after the Closing Date, including, without limitation, any Liability relating to contamination or exposure to Hazardous Substances at or attributable to the Traymore Site, but excluding the Boardwalk Excluded Environmental Liabilities; and
          (v) to the extent lawfully transferable, all obligations, commitments and Liabilities under any Governmental Approvals assigned to Buyer pursuant to Section 1.1(b)(iv) hereof to the extent arising on or after the Closing Date.
     Section 1.4 Excluded Liabilities.
     (a) Flamingo Buyer shall not assume, or in any way be liable or responsible for any Liabilities of Flamingo, other than the Flamingo Assumed Liabilities (collectively, the “Flamingo Excluded Liabilities”). Without limiting the generality of the foregoing, Flamingo Buyer shall not assume any of the following, all of which shall be Flamingo Excluded Liabilities for purposes of this Agreement:
          (i) any Liability in respect of any Flamingo Excluded Asset;
          (ii) all Liabilities of the type designated to be retained by Flamingo on the Detailed Balance Sheet;
          (iii) all Liabilities set forth on Section 1.4(a) of the Flamingo Disclosure Letter;

          (iv) all indebtedness or accounts payable owing from Flamingo to any Affiliate of Flamingo;
          (v) all Pre-Closing Tax Liabilities;
          (vi) all Pre-Closing Employee Liabilities;
          (vii) all Liabilities under Environmental Laws for (i) matters set forth at Sections 5.8(1), (2) and (3) of the Flamingo Disclosure Letter or (ii) any tort claim made prior to the expiration of the applicable statute of limitations which is directly related to contamination or exposure to Hazardous Substances at the Casino Property, but, if and only if, such contamination or exposure occurred solely prior to Closing (collectively, the “Flamingo Excluded Environmental Liabilities”);
          (viii) all Liabilities of Flamingo pursuant to the proration and adjustment provisions of Article III hereof; and
          (ix) all Liabilities of Flamingo that (A) by their terms should have been performed on or prior to the Transfer Time, and/or (B) relate to events or circumstances, including claims, pending or threatened litigation, acts, omissions, events or occurrences relating to the Flamingo Purchased Assets, arising on or prior to the Transfer Time, in each case, other than the Flamingo Assumed Liabilities.
     (b) Boardwalk shall retain and shall be responsible for each of the following Liabilities (collectively, the “Boardwalk Excluded Liabilities”), including, without limitation:
          (i) any Liability in respect of any Boardwalk Excluded Asset, including the Other Assets and the Other Property;
          (ii) all Liabilities set forth on Section 1.4(b) of the Boardwalk Disclosure Letter;
          (iii) all indebtedness or accounts payable owing from Boardwalk to any Affiliate of Seller;
          (iv) all Pre-Closing Tax Liabilities;
          (v) all Liabilities under Environmental Laws for matters set forth on Section 5.26 of the Boardwalk Disclosure Letter (the “Boardwalk Excluded Environmental Liabilities”);
          (vi) all Liabilities of Boardwalk pursuant to the proration and adjustment provisions of Article III hereof; and
          (vii) all Liabilities of Boardwalk that (A) by their terms should have been performed on or prior to the Transfer Time, and/or (B) relate to events or circumstances, including claims, pending or threatened litigation, acts, omissions, events or occurrences relating to the Boardwalk Purchased Assets, arising on or prior to the

Transfer Time, in each case, other than the Boardwalk Assumed Liabilities specifically enumerated in Section 1.3(b)(i) through (v).
     Section 1.5 Retention and Removal of Excluded Assets.
     (a) Notwithstanding anything to the contrary contained in this Agreement, each Seller and their respective Affiliates may retain and use, at their own expense, archival copies of, with respect to Flamingo, all Assumed Contracts and all other documents or materials transferred hereunder (but excluding the Flamingo Customer List), and with respect to Boardwalk, all Traymore Contracts and all other documents or materials transferred hereunder, in each case, which any such Seller in good faith determines is reasonably likely to be needed in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any suit, claim, action, proceeding or investigation against or by such Seller or any of its Affiliates pending or threatened as of the Closing Date; or (ii) any such Seller in good faith determines is reasonably likely to be needed in connection with any filing, report, or investigation to or by any Governmental Authority. Notwithstanding the above, Flamingo and its Affiliates shall retain the Affiliate Customer List, which Flamingo and its Affiliates shall retain unlimited rights to use in perpetuity in connection with its marketing and loyalty programs and otherwise.
     (b) All items located at each Seller’s Property that constitute Excluded Assets may be removed on or prior to the Closing Date and, subject to the immediately succeeding sentence, within thirty (30) days after the Closing Date by such Seller, its Affiliates, the owners of the Excluded Assets, or their respective Representatives, with the removing party making all repairs necessitated by such removal, but without any obligation on the part of such Seller, its Affiliates, or any removing party to replace any item so removed. Sellers hereby reserve unto themselves and their Affiliates and the owners of the Excluded Assets, and their respective Representatives, a right of entry into each Seller’s Property at reasonable times after the Closing Date and within such thirty (30) day period to effect such removal; provided that following the Closing each Seller provide the applicable Buyer with reasonable prior written notice of the times at which such Seller proposes to effect such removal and; provided, further, that such Buyer may, promptly upon receipt of any such notice, designate an alternative reasonable time to effect such removal if such Buyer in good faith determines that the time proposed by Seller would materially interfere with such Buyer’s operation of the Purchased Assets. All risk of loss relative to any Excluded Assets that are located on any Seller’s Property after the Closing Date shall remain with such Seller.
     (c) Flamingo recognizes that Flamingo Buyer will be replacing the Excluded Software at the Casino Property and that Flamingo Buyer intends that its replacement software will be operational as of, or promptly after, the Closing Date and, with respect to any Excluded Software that may be licensed to Flamingo Buyer pursuant to the Excluded Software License Agreement, prior to the expiration or earlier termination of such Excluded Software License Agreement. Subject to Sections 1.6(c) and 7.15 hereof, Flamingo agrees to cooperate reasonably with Flamingo Buyer in Flamingo Buyer’s efforts to effect the transition from Excluded Software to replacement software, including but not limited to assisting Flamingo Buyer with an assignment or transfer of any applicable Excluded Contracts with InfoGenesis; provided that: (i) there shall be no material interference with Flamingo’s operation of the Casino Property before the Closing Date; (ii) there shall be no out-of-pocket cost or expense incurred by Flamingo or any of its Affiliates in connection with such cooperation, including any costs associated with wages for Flamingo’s employees or agents who will be assisting in the process; (iii) Flamingo shall not be required to reveal proprietary information to Buyer (except as otherwise agreed to by the parties in any Excluded Software License) and (iv) with respect to the assignment or transfer of any InfoGenesis Excluded Contract, Flamingo shall not be required to assign any such agreement if such assignment would make Flamingo Buyer and any Affiliates of Flamingo co-parties to the same agreement. Flamingo shall uninstall Excluded Software at the Casino Property that is now installed on personal computers at the Casino Property on or immediately prior to the Closing Date (except as otherwise agreed to by the parties in any Excluded Software License Agreement).
     Section 1.6 Assignability and Consents.
     (a) Prior to Closing, Buyers and Sellers shall all cooperate and be responsible for obtaining any necessary consents to assign the Purchased Assets, including the Assumed Contracts, which for the purposes of this Section 1.6(a) shall be deemed to include the Traymore Contracts, from any Seller to any Buyer at the Closing, and all costs (including legal fees) related to such process shall be borne one half by the applicable Buyer and one half by the applicable Seller. Notwithstanding anything to the contrary contained in this Agreement, if the sale, conveyance, assignment, attempted sale, conveyance, assignment or transfer to Buyers of any Purchased Asset is, by its terms, nonassignable without the consent of a third party (other than an Affiliate of any Seller, in which case the applicable Seller covenants and agrees to cause such Affiliate to render such consent) and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing Date (each, a “Non-Assignable Asset”), in either case, subject to the other provisions of this Section 1.6 and subject to Section 8.2(c) and the receipt of any consents, waivers, authorizations or approvals set forth on Section 8.2(c) of the Buyer Disclosure Letter, the Closing shall proceed, but the Closing shall not constitute the sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Asset, and this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Asset unless and until such authorization, approval, consent or waiver is obtained. After the Closing, the applicable Seller and the applicable Buyer shall use commercially reasonable efforts to obtain any such authorizations, approvals, consents or waivers related to the Non-Assignable Assets, and the applicable Buyer and the applicable Seller shall cooperate with each other in any arrangement commercially reasonable to provide that the applicable Buyer shall receive the interest of such Seller in the benefits under any such Non-Assignable Asset until such time as such third party consent, approval or waiver shall have been obtained, and such Buyer and such Seller shall cooperate with the other party in any such commercially reasonable arrangement, including performance by the applicable Seller as agent if commercially reasonable to such Seller, and, in such case, the applicable Buyer shall be liable to such Seller in a fashion equivalent to what such Buyer’s Liabilities would be under any such Non-Assignable Asset as if it were assigned. The applicable Seller shall promptly pay over to the applicable Buyer the net amount (after out-of-pocket expenses) of all payments received by it in respect of all of its Non-Assignable Assets. In complying with the foregoing, no Seller shall be required, in any manner, to waive, relinquish or forego any right or claim available to such Seller with respect to any such Non-Assignable Asset in order to provide such assignment, transfer or benefit. Each Buyer understands and agrees that the assignment of certain Contracts as contemplated hereunder may require the delivery by such Buyer of certain deposits to the third parties that are party to such Contracts and that each Buyer shall be responsible for the timely delivery of such deposits in accordance with requirements of such third parties.
     (b) Once authorization, approval or waiver of or consent for the sale, conveyance, assignment or transfer of any such Non-Assignable Asset is obtained, the applicable Seller shall convey, assign, transfer and deliver any such Non-Assignable Asset at no additional cost to the applicable Buyer, and such Non-Assignable Asset shall thereafter constitute a Purchased Asset. Notwithstanding anything to the contrary contained in this Agreement, the applicable Buyer shall assume all Liabilities in respect of any Non-Assignable Asset to the extent such Liabilities constitute Assumed Liabilities hereunder if it is receiving the benefits thereof in accordance with Section 1.6(a); provided, further, that the parties hereto shall also be liable to each other for performing their respective obligations under the arrangements described in Section 1.6(a) hereof.
     (c) Buyers understand and agree that (i) subject to Seller obligations set forth in this Section 1.6(a), it is solely Buyers’ responsibility to obtain any and all Contracts necessary to conduct business at the Properties from and after the Closing Date, including, without limitation, with respect to the Casino Property and replacement software license agreements for the software which will replace the Excluded Software and (ii) except as set forth in Sections 1.1(a)(vii) and 1.1(b)(iv) hereof, no licenses or permits will be transferred by Sellers in connection with the sale of the Purchased Assets and Buyers shall therefore be responsible for obtaining any new or other licenses and permits for the operation of the Properties.
     Section 1.7 Other Assets; Other Property. Buyers agree and acknowledge that in addition to owning the Boardwalk Purchased Assets, Boardwalk owns and operates the hotel casino commonly known as Caesars Atlantic City (the “Other Property”) and owns certain other assets that are not located at the Traymore Site (collectively, the “Other Assets”). Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that: (i) Boardwalk is not making any representations or warranties with respect to the Other Property or the Other Assets; (ii) Boardwalk is not assigning or transferring any assets or properties related solely to the Other Assets or the Other Property; and (iii) neither Boardwalk nor Buyer is assuming or incurring any obligations or Liabilities under this Agreement with respect to the Other Property and Other Assets, nor are the Other Assets or the Other Property subject to any restrictions by virtue of the Agreement.
ARTICLE II
PURCHASE PRICE AND DEPOSIT
     Section 2.1 Purchase Price. In consideration for the sale and transfer of the Flamingo Purchased Assets and the Boardwalk Purchased Assets, as provided for herein, at the Closing, Buyers shall deliver or cause to be delivered by electronic transfer of immediately available funds to an account designated by each of the Sellers to Buyers in writing at least two (2) business days prior to the Closing Date, an aggregate of One Hundred Seventy Million United States Dollars ($170,000,000), PLUS OR MINUS the Working Capital Adjustment, if any, as provided for in Sections 2.4(a) and 2.5 hereof, PLUS OR MINUS the Traymore Adjustment, if any, provided for in Sections 2.4(b) and 2.6 hereof (collectively, the “Purchase Price”); provided, however, that for the avoidance of doubt, a portion of the Purchase Price shall be paid by the release of the Deposit to Sellers pursuant to Section 2.2(a) and the terms of the Deposit Escrow Agreement. At Closing, in lieu of the final full Working Capital Adjustment, the Purchase Price shall be calculated using the Initial Working Capital Adjustment as determined in accordance with Section 2.4(a) hereof, with subsequent final adjustment as provided for in Section 2.5(c) hereof and in lieu of the final full Traymore Adjustment, the Purchase Price shall be calculated using the Initial Traymore Adjustment as determined in accordance with Section 2.4(b) hereof, with subsequent final adjustment as provided for in Section 2.6(c) hereof.
     Section 2.2 Deposit.
     (a) On the date hereof, Buyers shall deposit Twelve Million United States Dollars ($12,000,000) (such amount, including the interest accrued thereon and any additional funds deposited by Buyers with the Escrow Agent pursuant to Section 4.1, the “Deposit”) with Lawyers Title of Nevada, Inc. (the “Escrow Agent”) pursuant to an escrow agreement dated as of the date hereof and attached hereto as Exhibit A (the “Deposit Escrow Agreement”) executed and delivered by Sellers, Buyers and the Escrow Agent. At the Closing, the Deposit shall be credited against the Purchase Price and the Deposit shall be promptly released and paid by the Escrow Agent to Sellers pursuant to this Section 2.2(a) and the terms of the Deposit Escrow Agreement. Upon the termination of this Agreement, the Deposit shall be payable pursuant to Section 9.3 hereof, and thereafter shall be promptly released by the Escrow Agent to Buyers or Sellers, as applicable, pursuant to Section 9.3 hereof and the terms of the Deposit Escrow Agreement.
     (b) Each Seller and each Buyer agree to execute and be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by the Escrow Agent or the parties hereto in order to consummate the purchase and sale contemplated herein, or otherwise to distribute and pay the funds held in escrow as provided in this Agreement and the Deposit Escrow Agreement; provided that such escrow instructions are consistent with the terms of this Agreement and the Deposit Escrow Agreement. In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement, or any inconsistency between the terms and provisions of the Deposit Escrow Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Section 2.2(b).
     Section 2.3 Allocation of Purchase Price.
     (a) No later than sixty (60) days following the Closing, Flamingo Buyer shall prepare a draft schedule allocating a portion of the Purchase Price (as determined for federal income tax purposes, including any Flamingo Assumed Liabilities that are required to be treated as part of such portion of the Purchase Price for federal income tax purposes) among the Flamingo Purchased Assets (and any other assets that are considered to be acquired for federal income tax purposes) on or prior to the Closing Date in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and applicable Law (the “Flamingo Purchase Price Allocation”) and provide such schedule to Flamingo for review and comment. Flamingo and Flamingo Buyer shall use commercially reasonable efforts to agree upon the final Flamingo Purchase Price

Allocation and if Flamingo Buyer and Flamingo are unable to resolve such disagreement within ten (10) days following Flamingo Buyer’s submission of the draft allocation schedule to Flamingo, then any disputed matter(s) will be finally and conclusively resolved by an independent accounting firm of recognized national standing with no existing relationship with either party that is mutually selected by Flamingo Buyer and Flamingo (the “Auditor”) as promptly as practicable, and such resolution(s) will be reflected on the Flamingo Purchase Price Allocation. The fees and expenses of the Auditor shall be borne equally by Flamingo Buyer and Flamingo. Except as required by any applicable Law, Flamingo Buyer and Flamingo agree to (a) be bound by the Flamingo Purchase Price Allocation, (b) act in accordance with the Flamingo Purchase Price Allocation in the filing of all Tax Returns (including, without limitation, filing IRS Form 8594 (and any supplemental or amended Form 8594) with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (c) take no position and cause its Affiliates to take no position inconsistent with the Flamingo Purchase Price Allocation for Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Flamingo Buyer and Flamingo shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.3(a) and shall consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.
     (b) No later than sixty (60) days following the Closing, Boardwalk Buyer shall prepare a draft allocation schedule of a portion of the Purchase Price (as determined for federal income tax purposes, including any Boardwalk Assumed Liabilities that are required to be treated as part of such portion of the Purchase Price for federal income tax purposes) among the Boardwalk Purchased Assets (and any other assets that are considered to be acquired for federal income tax purposes) on or prior to the Closing Date in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and applicable Law (the “Boardwalk Purchase Price Allocation”) and provide such schedule to Boardwalk for review and comment. Boardwalk Buyer and Boardwalk shall use commercially reasonable efforts to agree upon the final Boardwalk Purchase Price Allocation and if Boardwalk Buyer and Boardwalk are unable to resolve such disagreement within ten (10) days following Boardwalk Buyer’s submission of the draft allocation schedule to Boardwalk, then any disputed matter(s) will be finally and conclusively resolved by the Auditor as promptly as practicable, and such resolution(s) will be reflected on the Boardwalk Purchase Price Allocation. The fees and expenses of the Auditor shall be borne equally by Boardwalk Buyer and Boardwalk. Except as required by any applicable Law, Boardwalk Buyer and Boardwalk agree to (a) be bound by the Boardwalk Purchase Price Allocation, (b) act in accordance with the Boardwalk Purchase Price Allocation in the filing of all Tax Returns (including, without limitation, filing IRS Form 8594 (and any supplemental or amended Form 8594) with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (c) take no position and cause its Affiliates to take no position inconsistent with the Boardwalk Purchase Price Allocation for Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Boardwalk Buyer and Boardwalk shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.3(a) and shall consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

     (c) No less than fourteen (14) days prior to the Closing (i) Flamingo Buyer shall determine and submit to Flamingo for review and approval, which approval will not be unreasonably withheld, all information required for completion of the State of Nevada Declaration of Value Form including the value of real estate (including, but not limited to, any real property or interests therein and buildings) relating to the Casino Property and (ii) Boardwalk Buyer shall determine and submit to Boardwalk for review and approval, which approval will not be unreasonably withheld, the value of real estate (including, but not limited to, any real property or interests therein and buildings) relating to the Traymore Site. Such values shall be determinative for purposes of the Flamingo Purchase Price Allocation and the Boardwalk Purchase Price Allocation. To the extent that the applicable Buyer and the applicable Seller cannot agree upon these values, any disputed matter(s) will be finally and conclusively resolved by the Auditor as promptly as practicable and in any event prior to the Closing Date.
     Section 2.4 Initial Estimated Adjustments.
     (a) At least five (5) business days prior to the Closing Date, Flamingo shall deliver to Flamingo Buyer a statement of Working Capital substantially in the form of the Detailed Balance Sheet (the “Pre-Closing Working Capital Statement”). The Pre-Closing Working Capital Statement shall be prepared on a basis consistent with the accounting policies, practices, procedures and principles used in preparing the Detailed Balance Sheet. The Pre-Closing Working Capital Statement will contain a good faith estimate of the amount of Working Capital of Flamingo on the Closing Date (the “Pre-Closing Working Capital”). Flamingo and Flamingo Buyer each shall bear its own expenses in the preparation and review of the Pre-Closing Working Capital Statement. The “Initial Working Capital Adjustment” (which may be a positive or negative number) shall equal the Pre-Closing Working Capital. On or about the Transfer Time, Flamingo shall conduct a cash count and a drop of 100 percent of the gaming device “hoppers” and Flamingo shall provide reasonable advance notice to Flamingo Buyer thereof and a representative of Flamingo Buyer may, subject to applicable Gaming Laws, if any, be present to observe such hopper drop if it so elects. Such cash count and hopper drop shall be used in the preparation of the Working Capital Statement.
     (b) At least five (5) business days prior to the Closing Date, Boardwalk shall deliver to Boardwalk Buyer a written closing statement (an “Estimated Closing Statement”) setting forth a good faith estimated accounting for the Traymore Site of the items set forth in subclauses (i) through (iii) of this Section 2.4(b) and Section 3.1 hereof, which amount may be a positive or negative number and shall be deemed the “Initial Traymore Adjustment.” Boardwalk and Boardwalk Buyer each shall bear its own expenses in the preparation and review of the Estimated Closing Statement.
          (i) Utilities. Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date (or as near as practicable prior thereto), with charges to that time paid by Boardwalk and charges thereafter paid by Boardwalk Buyer. Prepaid utility charges shall be adjusted on the Estimated Closing Statement. Charges for utilities which are un-metered, or the meters for which have not been read on the Closing Date, will be prorated between Boardwalk Buyer and Boardwalk as of the Transfer Time. Boardwalk or Boardwalk Buyer, as appropriate, shall, upon receipt, submit a copy of the utility billings for any such charges to the other party and such party shall pay its pro-rata share of such charges to the other party within seven (7) days from the date of any such request.
          (ii) Traymore Contracts and Traymore Leases. All income and expenses pursuant to the Traymore Contracts and Traymore Leases will be prorated between Boardwalk Buyer and Boardwalk as of the Closing Date on the Estimated Closing Statement. Any amounts received by Boardwalk Buyer under its Traymore Contracts and Traymore Leases related to any period prior to the Closing shall be promptly paid to Boardwalk without set-off of any kind whatsoever as promptly as possible. Any amounts received by any Seller under the Traymore Contracts and Traymore Leases related to any period after the Closing shall be promptly paid to Boardwalk Buyer without set-off of any kind whatsoever as promptly as possible. All security deposits held by Boardwalk for the account of tenants shall be transferred to Boardwalk Buyer on the Estimated Closing Statement. All security deposits of Boardwalk held by any landlord shall be transferred to Boardwalk Buyer and credited to Boardwalk on the Estimated Closing Statement.
          (iii) Assessments. Assessments, if any, shall be paid and allowed by Boardwalk on account of the Purchase Price, if the improvement or work has been commenced on or before the Closing Date. If the Traymore Site or any part thereof is subject to an assessment or assessments which are payable in annual installments, all unpaid installments of any such assessment which are to become due and payable after the Closing shall be deemed to be liens on the Traymore Site and shall be paid and discharged by Boardwalk at or prior to Closing. Unconfirmed assessments, if any, shall be paid by Boardwalk at or prior to Closing. Any assessments for work commenced after the Closing Date shall be the sole responsibility of Boardwalk Buyer.
     Section 2.5 Final Working Capital Adjustment.
     (a) As soon as reasonably practicable following the Closing Date, but in no event more than sixty (60) days after the Closing Date, Flamingo Buyer shall cause to be prepared and delivered to Flamingo a statement of Working Capital of Flamingo substantially in the form of the Pre-Closing Working Capital Statement and the Detailed Balance Sheet (the “Working Capital Statement”). The Working Capital Statement shall be prepared on a basis consistent with the accounting policies, practices, procedures and principles used in preparing the Detailed Balance Sheet. The Working Capital Statement will contain the amount of Working Capital as of the Closing Date (the “Closing Date Working Capital”). Flamingo Buyer shall give Flamingo reasonable prior written notice of any cash counts and physical inventories that will be taken by Flamingo Buyer in connection with its preparation of the Working Capital Statement. Notwithstanding any provision of this Agreement to the contrary, Flamingo shall, subject to applicable Gaming Laws, if any, be permitted to have a representative of Flamingo present to observe such cash counts and physical inventories if it so elects. Flamingo Buyer and Flamingo each shall bear its own expenses in the preparation and review of the Working Capital Statement. Subject to applicable Law, Flamingo Buyer will provide Flamingo reasonable access to any of Flamingo Buyer or Casino Property records not otherwise available to Flamingo as a result of the transactions contemplated by this Agreement, to the extent reasonably related to the preparation of the Working Capital Statement and the calculation of Closing Date Working Capital.

     (b) If Flamingo shall disagree with the calculation of Closing Date Working Capital or any element of the Working Capital Statement relevant thereto, it shall, within twenty (20) business days after its receipt of the Working Capital Statement, notify Flamingo Buyer of such disagreement in writing, setting forth in detail the particulars of such disagreement. In connection therewith and subject to applicable Law, Flamingo Buyer will provide Flamingo reasonable access to any of Flamingo Buyer’s records not otherwise available to Flamingo as a result of the transactions contemplated by this Agreement, to the extent reasonably related to Flamingo’s review of the Working Capital Statement and the calculation of Closing Date Working Capital. In the event that Flamingo does not provide such notice of disagreement within such twenty (20) business day period, Flamingo shall be deemed to have accepted the Working Capital Statement and the calculation of the Closing Date Working Capital delivered by Flamingo Buyer, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Flamingo under any provision hereof, including Article X hereof. In the event any such notice of disagreement is timely provided, Flamingo Buyer and Flamingo, in conjunction with their respective independent accounting firms, shall use reasonable best efforts for a period of ten (10) business days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then the Auditor shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable whether the Working Capital Statement was prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) Closing Date Working Capital requires adjustment. The Auditor shall promptly deliver to Flamingo Buyer and Flamingo its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (i) consistent with either the position of Flamingo or Flamingo Buyer or (ii) between the positions of Flamingo and Flamingo Buyer. The fees and expenses of the Auditor shall be paid one-half by Flamingo Buyer and one-half by Flamingo. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Flamingo Buyer or Flamingo under any provision hereof, including Article X. The date on which Closing Date Working Capital is finally determined in accordance with this Section 2.5 is hereinafter referred to as the “Flamingo Determination Date.”
     (c) Within ten (10) business days of the Flamingo Determination Date, the amount (which may be a positive or negative number) equal to (i) the Closing Date Working Capital MINUS (ii) the Pre-Closing Working Capital (the “Final Working Capital Adjustment”) shall be paid in cash by wire transfer of immediately available funds from Flamingo Buyer to Flamingo (if the Final Working Capital Adjustment is a positive amount), or from Flamingo to Flamingo Buyer (if the Final Working Capital Adjustment is a negative amount).
     Section 2.6 Final Traymore Adjustment.
     (a) As soon as reasonably practicable following the Closing Date, but in no event more than thirty (30) days after the Closing Date, Boardwalk Buyer shall prepare and deliver to Boardwalk a final accounting of the items set forth in subclauses (i) through (iii) of Section 2.4(b) and Section 3.1 hereof (a “Final Closing Statement”) as of the Closing Date which shall set forth the “Actual Traymore Adjustment,” which may be a positive or negative number.

Notwithstanding the above, final adjustments with respect to real and personal property Taxes may continue to be made pursuant to Section 3.1 hereof.
     (b) If Boardwalk shall disagree with the calculation of Final Closing Statement, it shall, within ten (10) business days after its receipt of the Final Closing Statement, notify Boardwalk Buyer of such disagreement in writing, setting forth in detail the particulars of such disagreement. In connection therewith and subject to applicable Law, Boardwalk Buyer will provide Boardwalk reasonable access to any of Boardwalk Buyer’s records not otherwise available to Boardwalk, to the extent reasonably related to Boardwalk’s review of the Final Closing Statement. In the event that Boardwalk does not provide such notice of disagreement within such ten (10) business day period, Boardwalk shall be deemed to have accepted the Final Closing Statement, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Boardwalk under any provision hereof, including Article X hereof. In the event any such notice of disagreement is timely provided, Boardwalk Buyer and Boardwalk, in conjunction with their respective independent accounting firms, shall use reasonable best efforts for a period of ten (10) business days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Final Closing Statement. If, at the end of such period, they are unable to resolve such disagreements, then the Auditor shall resolve any remaining disagreements. The Auditor shall promptly deliver to Boardwalk Buyer and Boardwalk its determination in writing, which determination shall be made subject to the terms of this Agreement, and shall be (i) consistent with either the position of Boardwalk or Boardwalk Buyer or (ii) between the positions of Boardwalk and Boardwalk Buyer. The fees and expenses of the Auditor shall be paid one-half by Boardwalk Buyer and one-half by Boardwalk. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Boardwalk Buyer or Boardwalk under any provision hereof, including Article X. The date on which Final Closing Statement is finally determined in accordance with this Section 2.6 is hereinafter referred to as the “Boardwalk Determination Date.”
     (c) Within ten (10) business days of the Boardwalk Determination Date, the amount (which may be a positive or negative number) equal to (i) the Initial Traymore Adjustment MINUS (ii) the Actual Traymore Adjustment (the “Final Traymore Adjustment”) shall be paid in cash by wire transfer of immediately available funds from Boardwalk Buyer to Boardwalk (if the Traymore Adjustment is a positive amount), or from Boardwalk to Boardwalk Buyer (if the Traymore Adjustment is a negative amount).
ARTICLE III
ADJUSTMENTS
     Section 3.1 Property Taxes. As of the Closing, with respect to both the Flamingo Purchased Assets and Boardwalk Purchased Assets, all real and personal property Taxes for Tax periods beginning before and ending on or after the Closing Date shall be prorated separately on a per diem basis as of the Closing Date using the latest available rates and assessments, and each Seller shall be responsible for only such Seller’s proportionate share of its property Taxes (which shall be determined on a per diem basis from the beginning of the relevant Tax period through the Closing Date). Buyers shall provide a copy of each final tax bill to each Seller within seven

(7) days of its receipt of such bill, and such Seller shall pay to the applicable Buyer such Seller’s proportionate share of property Taxes shown on such final tax bill within fourteen (14) days of the applicable Buyer’s receipt of such bill. Any Tax refunds, credits, claims, entitlements or rebates attributable to Tax periods (or portions thereof) ending on or before the Closing Date shall be the property of the applicable Seller, and the applicable Buyer shall pay promptly to such Seller any such amounts that it receives. With the exception of the Pre-Closing Tax Liabilities, all Taxes becoming a Lien on any of the assets of any Seller on or after the Closing Date or which become due and payable on or after the Closing Date (other than those that are prorated pursuant to this Section 3.1) shall be paid solely by the applicable Buyer.
ARTICLE IV
CLOSING
     Section 4.1 Closing.
     (a) Unless this Agreement is earlier terminated pursuant to Article IX hereof, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Flamingo Purchased Assets and the Boardwalk Purchased Assets (the “Closing”), shall take place on the third business day following satisfaction or waiver of the conditions set forth in Article VIII hereof (other than those conditions to be satisfied or waived at the Closing), at 9:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, unless another time and place are agreed to by the parties (the “Closing Date”), provided, however, in the event one or both Buyers, or, if applicable, a Third Party Operator, has not obtained all Necessary Gaming Approvals and all the other conditions set forth in Article VIII hereof have been satisfied or waived, the Closing shall take place on the fifth business day following Buyer’s receipt of the Necessary Gaming Approvals, subject to Buyers’ and Sellers’ right to terminate this Agreement pursuant to Section 9.1 hereof; provided, further, that the Closing Date shall not be after that date which is 120 days following the date hereof (the “Initial Outside Date”), unless Buyers deposit with the Escrow Agent an additional Three Million Four Hundred Thousand Dollars ($3,400,000) (which amount shall be included in the Deposit for all purposes of this Agreement), in which case, the Initial Outside Date shall be extended to the earlier of (A) five (5) business days after all Necessary Gaming Approvals have been received and (B) 30 days after the Initial Outside Date (the “First Extended Outside Date”); provided, further, that if (i) all Necessary Gaming Approvals have not been received on or before five (5) business days before the First Extended Outside Date and (ii) Buyers deposit with the Escrow Agent an additional Three Million Four Hundred Thousand Dollars ($3,400,000) (which amount shall be included in the Deposit for all purposes of this Agreement), the First Extended Outside Date shall be extended to the earlier of (A) five (5) business days after all Necessary Gaming Approvals have been received and (B) 30 days after the First Extended Outside Date (the “Second Extended Outside Date”); provided, further, that if (i) all Necessary Gaming Approvals have not been received on or before five (5) business days before the Second Extended Outside Date and (ii) Buyers deposit with the Escrow Agent an additional Three Million Four Hundred Thousand Dollars ($3,400,000) (which amount shall be included in the Deposit for all purposes of this Agreement), the Second Extended Outside Date shall be extended to the earlier of (A) five (5) business days after all Necessary Gaming Approvals have been received and (B) 30 days after the Second Extended Outside Date (the “Third Extended Outside Date”); provided, further, that if (i) all Necessary Gaming Approvals have not been received on or before five (5) Business Days before the Third Extended Outside Date and (ii) Buyers deposit with the Escrow Agent an additional Three Million Four Hundred Thousand Dollars ($3,400,000) (which amount shall be included in the Deposit for all purposes of this Agreement), the Third Extended Outside Date shall be extended to the earlier of (A) five (5) business days after all Necessary Gaming Approvals have been received and (B) 30 days after the Third Extended Outside Date (the “Fourth Extended Outside Date”); provided, further, that if (i) all Necessary Gaming Approvals have not been received on or before five (5) Business Days before the Fourth Extended Outside date and (ii) Buyers deposit with the Escrow Agent an additional Three Million Four Hundred Thousand Dollars ($3,400,000) (which amount shall be included in the Deposit for all purposes of this Agreement), the Fourth Extended Outside Date shall be extended to the earlier of (A) five (5) Business Days after all Necessary Gaming Approvals have been received and (B) 30 days after the Fourth Extended Outside Date (the “Fifth Extended Outside Date”); provided, further, that if (i) all Necessary Gaming Approvals have not been received on or before five (5) Business Days before the Fifth Extended Outside date and (ii) Buyers deposit with the Escrow Agent an additional Five Million One Hundred Thousand Dollars ($5,100,000) (which amount shall be included in the Deposit for all purposes of this Agreement), the Fifth Extended Outside Date shall be extended to the earlier of (A) five (5) Business Days after all Necessary Gaming Approvals have been received and (B) 30 days after the Fifth Extended Outside Date (the “Sixth Extended Outside Date”); provided, further, that if (i) all Necessary Gaming Approvals have not been received on or before five (5) Business Days before the Sixth Extended Outside date and (ii) Buyers deposit with the Escrow Agent an additional Five Million One Hundred Thousand Dollars ($5,100,000) (which amount shall be included in the Deposit for all purposes of this Agreement), the Sixth Extended Outside Date shall be extended to the earlier of (A) five (5) Business Days after all Necessary Gaming Approvals have been received and (B) 30 days after the Sixth Extended Outside Date (the “Seventh Extended Outside Date”); provided, further, that if (i) all Necessary Gaming Approvals have not been received on or before five (5) Business Days before the Seventh Extended Outside date and (ii) Buyers deposit with the Escrow Agent an additional Five Million One Hundred Thousand Dollars ($5,100,000) (which amount shall be included in the Deposit for all purposes of this Agreement), the Seventh Extended Outside Date shall be extended to the earlier of (A) five (5) Business Days after all Necessary Gaming Approvals have been received and (B) 30 days after the Seventh Extended Outside Date (the “Eighth Extended Outside Date”). If on the Eighth Extended Outside Date, the Buyers have not received all Necessary Gaming Approvals and the Buyers have not retained a Third Party Operator in accordance with the terms of Section 7.6(a) hereof, Buyers shall not have an obligation to consummate the transactions contemplated hereby and Buyers or Sellers shall have the right to terminate the Agreement pursuant to Section 9.1(b), subject to the provisions thereof.
     (b) Subject in all cases to the terms of Section 4.1(a) above, in the event that the Buyer retains a Third Party Operator in accordance with the terms of Section 7.6(a) hereof, and such Third Party Operator has not obtained all Necessary Gaming Approvals and all the other conditions set forth in Article VIII hereof have been satisfied or waived, the Closing shall take place on the fifth business day following such Third Party Operator’s receipt of the Necessary Gaming Approvals, subject to Buyers’ and Sellers’ right to terminate this Agreement pursuant to Section 9.1 hereof; provided, further, that the Buyer shall have the option to extend the Closing Date after the Eighth Extended Outside Date if Buyers deposit with the Escrow Agent an additional Five Million One Hundred Thousand Dollars ($5,100,000) (which amount shall be included in the Deposit for all purposes of this Agreement), in which case, the Eighth Outside Date shall be extended to the earlier of (A) five (5) business days after all Necessary Gaming Approvals have been received by the Third Party Operator and (B) 30 days after the Eighth Extended Outside Date (the “Ninth Extended Outside Date”); provided, further, that if (i) all Necessary Gaming Approvals have not been received by the Third Party Operator on or before five (5) business days before the Ninth Extended Outside Date and (ii) Buyers deposit with the Escrow Agent an additional Five Million One Hundred Thousand Dollars ($5,100,000) (which amount shall be included in the Deposit for all purposes of this Agreement), the Ninth Extended Outside Date shall be extended to the earlier of (A) five (5) business days after all Necessary Gaming Approvals have been received by the Third Party Operator and (B) 30 days after the First Extended Outside Date (the “Tenth Extended Outside Date”); provided, further, that if (i) all Necessary Gaming Approvals have not been received by the Third Party Operator on or before five (5) business days before the Tenth Extended Outside Date and (ii) Buyers deposit with the Escrow Agent an additional Five Million One Hundred Thousand Dollars ($5,100,000) (which amount shall be included in the Deposit for all purposes of this Agreement), the Tenth Extended Outside Date shall be extended to the earlier of (A) five (5) business days after all Necessary Gaming Approvals have been received and (B) 30 days after the Tenth Extended Outside Date (the “Eleventh Extended Outside Date”). If on the Eleventh Extended Outside Date, the Third Party Operator has not received all Necessary Gaming Approvals, Buyers shall not have an obligation to consummate the transactions contemplated hereby and Buyers or Sellers shall have the right to terminate the Agreement pursuant to Section 9.1(b), subject to the provisions thereof.
     (c) In no event shall (x) the sale of the Flamingo Purchased Assets be consummated without the simultaneous consummation of the sale of the Boardwalk Purchased Assets, or (y) the sale of the Boardwalk Purchased Assets be consummated without the simultaneous consummation of the sale of the Flamingo Purchased Assets. Notwithstanding anything to the contrary in the foregoing, for the purpose of the Working Capital Adjustment and prorations contemplated hereby, the Closing shall be deemed to occur at the Transfer Time.
     Section 4.2 Deliveries at Closing. The following will be executed and delivered by the Buyers and/or the Sellers, as applicable, at or prior to the Closing:
     (a) Grant, Bargain, Sale Deed. Flamingo shall execute, acknowledge and deliver to Flamingo Buyer, a Grant, Bargain, Sale Deed in the form attached as Exhibit H.
     (b) State of Nevada Declaration of Value Form. Flamingo Buyer and Flamingo shall complete, execute and deliver a State of Nevada Declaration of Value Form.
     (c) Bill of Sale and Assignment. Flamingo shall execute and deliver to Flamingo Buyer, and Flamingo Buyer shall execute an acceptance of, a Bill of Sale and Assignment substantially in the form attached as Exhibit B, which form may be modified to the extent required by local Law, conveying to Flamingo Buyer free and clear of all Liens, except Permitted Encumbrances, (A) the Acquired Personal Property, (B) the Transferred Intellectual Property, (C) the Books and Records, (D) any Governmental Approvals, and pending applications thereof, to the extent transferable by Law, (E) the Transferred Employee Records, (F) all items of the type designated to be transferred to Flamingo Buyer on the Detailed Balance

Sheet; (G) all assets to which Flamingo Buyer is entitled under the proration and adjustment provisions of Article III hereof; (H) the Flamingo Plans; and (I) all other Flamingo Purchased Assets but excluding the Flamingo Excluded Assets.
     (d) Assumed Contracts; Assumed Liabilities. Flamingo Buyer and Flamingo shall execute and deliver an Assignment and Assumption Agreement – Assumed Contracts and Assumed Liabilities in the form attached as Exhibit C, which form may be modified to the extent required by local Law, to transfer the Flamingo Assumed Liabilities and Assumed Contracts to Flamingo Buyer, and Flamingo Buyer agrees to execute and deliver such other assumption agreements or other documents reasonably required by any Person to effectuate the assumption of the Flamingo Assumed Liabilities and the Flamingo Purchased Assets, and Flamingo agrees to execute and deliver such other assignment agreements or other documents reasonably required by any Person to effectuate the assignment of the Flamingo Assumed Contracts and the Flamingo Purchased Assets.
     (e) Purchase Price. Buyers shall deliver or cause to be delivered to Sellers cash in the amount of the Purchase Price (less the Deposit) in accordance with Section 2.1.
     (f) Escrow Notices. Buyers and Sellers shall deliver all written notices to the Escrow Agent as required under the Deposit Escrow Agreement to permit the Escrow Agent’s release of the Deposit as of Closing.
     (g) Closing Escrow Agreement. If any of Buyers or Sellers so requests, Buyers, Sellers, and the Escrow Agent shall execute and deliver, not later than two (2) business days prior to the Closing, a closing escrow agreement (in form and substance reasonably acceptable to Buyers, Sellers and the Escrow Agent), providing for the appointment and responsibilities of such escrow agent with respect to implementation of the Closing.
     (h) Buyer Certificates. Buyers shall deliver to Sellers the certificates required by Sections 8.3(b) and (c) hereof.
     (i) Seller Certificates. Sellers shall deliver to Buyers the certificates required by Sections 8.2(a) and (b) hereof.
     (j) Flamingo Customer List; Affiliate Customer List. Flamingo shall deliver to Flamingo Buyer the Flamingo Customer List and Affiliate Customer List. Flamingo and Flamingo Buyer shall cooperate with each other’s reasonable requests for assistance in the solicitation of required customers’ consents for the transfer of the Affiliate Customer List, including without limitation cooperation in a mailing approximately forty-five (45) days prior to the Closing to solicit any consents (or “opt-out” notices to the extent available under applicable Law) reasonably required by either such Seller or Buyer of the customers on the Affiliate Customer List.
     (k) Non-Foreign Affidavit. Sellers shall execute and deliver to Buyers Non-Foreign Affidavits in the form attached as Exhibit D.
     (l) Transfer of Guest Safe Deposit Items. Flamingo Buyer and Flamingo shall confirm the transfer of guest safe deposit box contents and the contents of the main safe controlled by Flamingo belonging to guests of the Casino Property (excluding safes located in guest rooms) by executing and delivering a Confirmation of Transfer of Guest Items in the form attached as Exhibit E, which form may be modified to the extent required by local Law.
     (m) Transfer of Guest Baggage. Flamingo Buyer and Flamingo shall confirm the transfer of guest baggage entrusted to Flamingo by executing and delivering a Confirmation of Transfer of Guest Baggage in the form attached as Exhibit F, which form may be modified to the extent required by local Law.
     (n) Vehicle Titles. Flamingo shall execute and deliver to Flamingo Buyer certificates of titles, endorsed for transfer to Flamingo Buyer, for its Passenger/Delivery Vehicles along with a Bill of Sale—Passenger/Delivery Vehicles therefore in the form attached as Exhibit G which form may be modified to the extent required by local Law.
     (o) License Agreement. Flamingo Buyer and Flamingo or the appropriate Affiliates of Flamingo shall execute and deliver a license agreement for the Flamingo System Marks, in the form attached hereto as Exhibit J (the “Flamingo License Agreement”).
     (p) Deed. Boardwalk shall execute, acknowledge and deliver to Boardwalk Buyer a Bargain and Sale Deed with Covenant As To Grantor’s Acts in the form attached hereto as Exhibit I.
     (q) Bill of Sale and Assignment. Boardwalk shall execute and deliver to Boardwalk Buyer, and Boardwalk Buyer shall execute an acceptance of, a Bill of Sale and Assignment substantially in the form attached as Exhibit B, which form may be modified to the extent required by local Law, conveying to Boardwalk Buyer free and clear of any Liens, other than the Traymore Permitted Encumbrances (A) the Traymore Plans, (B) the Traymore Warranties, (C) the Traymore Licenses and (D) all other Boardwalk Purchased Assets but excluding the Boardwalk Excluded Assets.
     (r) Traymore Contracts; Assumed Liabilities. Boardwalk Buyer and Boardwalk shall execute and deliver a Assignment and Assumption Agreement – Assumed Contracts and Assumed Liabilities in the form attached as Exhibit C, which form may be modified to the extent required by local Law, to transfer the Boardwalk Assumed Liabilities and Traymore Contracts to Boardwalk Buyer, and Boardwalk Buyer agrees to execute and deliver such other assumption agreements or other documents reasonably required by any Person to effectuate the assumption of the Boardwalk Assumed Liabilities applicable to the Traymore Site and the Boardwalk Purchased Assets, and Boardwalk agrees to execute and deliver such other assignment agreements or other documents reasonably required by any Person to effectuate the assignment of the Traymore Contracts.
     (s) Tax Bills. Boardwalk will deliver to Boardwalk Buyer the most recent tax bills for the Traymore Site.
     (t) Releases. Boardwalk will deliver to Boardwalk Buyer payoff letters or releases with respect to any mortgages or Liens encumbering the Traymore Site, except for Permitted Traymore Encumbrances.

     (u) Residency Certification. Boardwalk will deliver to Boardwalk Buyer an executed State of New Jersey Residency Certification Form GIT/REP-3.
     (v) Assignment and Assumption of Traymore Leases. Boardwalk Buyer and Boardwalk shall execute and deliver a Assignment and Assumption Agreement – Leases in the form attached as Exhibit L, which form may be modified to the extent required by local Law, to transfer the Traymore Leases to Boardwalk Buyer.
     (w) Other Documents. Buyers and Sellers shall each deliver any other documents, instruments or agreements which are reasonably requested by the other party that are reasonably necessary to consummate the transactions contemplated hereby and have not previously been delivered and any documents reasonably required by Buyers’ title company in order to insure title, including delivery to Buyer’s title company of such affidavits of title relating to the Casino Property and the Traymore Site in form and substance reasonably satisfactory to Buyer’s title company or otherwise reasonably necessary to consummate the transaction contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Flamingo represents and warrants to Buyers with respect to itself only and to the Flamingo Purchased Assets and the Flamingo Assumed Liabilities, except as set forth herein and in the Disclosure Letter delivered by Flamingo to Buyers on the date of this Agreement (the “Flamingo Disclosure Letter”) as set forth in Sections 5.1 through 5.16 and 5.27 through 5.30, provided, however, that neither Flamingo nor any of its Affiliates (other than Boardwalk) is making any representations or warranties with respect to Boardwalk or the Boardwalk Purchased Assets or Boardwalk Assumed Liabilities. Boardwalk represents and warrants to Buyers with respect to itself only and to the Boardwalk Purchased Assets and the Boardwalk Assumed Liabilities, except as set forth herein and in the Disclosure Letter delivered by Boardwalk to Buyers on the date of this Agreement (the “Boardwalk Disclosure Letter”), as set forth in Sections 5.1, 5.2, 5.12 and 5.17 through 5.30, provided, however, that neither Boardwalk nor any of its Affiliates (other than Flamingo) is making any representations or warranties with respect to Flamingo or the Flamingo Purchased Assets or Flamingo Assumed Liabilities:
     Section 5.1 Organization of Seller. Such Seller is duly organized and validly existing under the laws of its state of incorporation and has all requisite power and authority to carry on its business as now being conducted. Such Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Seller Material Adverse Effect. Such Seller does not have any subsidiaries and does not hold or own any interests or investments in any Person, other than interests or investments which constitute cash or cash equivalents. Copies of the organizational documents of such Seller have been made available to Buyers, and such copies are accurate and complete copies of such organizational documents as in effect on the date hereof.
     Section 5.2 Authority; No Conflict; Required Filings and Consents.

     (a) Such Seller has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and to consummate the transactions to which it is a party that are contemplated by this Agreement and the other agreements contemplated hereby. The execution and delivery of this Agreement and the other agreements contemplated hereby by such Seller and the consummation by it of the transactions to which it is a party that are contemplated by this Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of such Seller and no other proceedings or actions on the part of such Seller are necessary to authorize such execution, delivery and performance. Each of this Agreement and the other agreements contemplated hereby have been, or will be prior to Closing, as applicable, duly executed and delivered by such Seller, and assuming this Agreement and the other agreements contemplated hereby constitute, or will constitute prior to Closing, as applicable, the valid and binding obligation of Buyers, constitute, or will constitute prior to Closing, as applicable, the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.
     (b) The execution and delivery of this Agreement and the other agreements contemplated hereby by such Seller, and the consummation by such Seller of the transactions contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organization documents of such Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any bond, mortgage, indenture, Assumed Contract or Lease to which such Seller is a party or by which such Seller may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.2(e) hereof, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any respect, any permit, concession, franchise, license, judgment, or Law applicable to such Seller, except in the case of clauses (ii) and (iii) for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver which (x) are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect or (y) would not materially impair or delay the Closing.
     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, Gaming Authority or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby by such Seller or the consummation by such Seller of the transactions to which it is a party that are contemplated by this Agreements and the other agreements contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (ii) any approvals or filing of notices required under the Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property owned and operated by such Seller, and (iv) such other material filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which each such Seller conducts any business or owns any assets.
     Section 5.3 Financial Statements. Section 5.3 of the Flamingo Disclosure Letter contains a true and complete copy of (i) the unaudited balance sheets, statements of income, cash flow statements and all other financial information relating to the business operated at the Casino Property as of each of December 31, 2003 and December 31, 2004 and for the twelve (12) month periods ending December 31, 2003 and December 31, 2004, and (ii) unaudited balance sheets and the related statement of income (but not to include statement of cash flow) as of September 30, 2005 and for the nine months ended September 30, 2005 (collectively, the “Financial Information”). Except as noted therein and except for normal period-end adjustments and the lack of footnotes, the Financial Information was prepared in accordance with generally accepted accounting principles in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the consolidated financial position and results of operations of the Casino Property as of such date, subject to normally recurring year-end audit adjustments (which will not be material individually or in the aggregate).
     Section 5.4 Flamingo Real Estate.
     (a) Section 5.4(a) of the Flamingo Disclosure Letter contains a complete and accurate list of all real property owned by Flamingo (the “Casino Land”). Flamingo holds valid fee simple title to the Casino Land, free and clear of all Liens except Permitted Encumbrances.
     (b) Flamingo leases no real property.
     (c) Flamingo has not received written notice of, nor does Flamingo have any knowledge of, any Legal Proceeding pending (and, to the knowledge of Flamingo, threatened) relating to the Casino Land, which would be reasonably likely to interfere in any material respects with the use, ownership, improvement, development and/or operation of the Casino Land.
     Section 5.5 Intellectual Property. With the exception of the Excluded Intellectual Property, Section 5.5 of the Flamingo Disclosure Letter lists all (i) trademark and service mark registrations and applications and web domain URLs that are included in the Transferred Intellectual Property and (ii) trademark, service mark and trade name license agreements which are included in the Transferred Intellectual Property.
     Section 5.6 Agreements, Contracts and Commitments. Section 5.6 of the Flamingo Disclosure Letter sets forth a complete and correct list and, if such Contract is not in writing, a description of any material terms thereof, of each of the Material Assumed Contracts, in each case as in effect on the date hereof. Flamingo has delivered to Flamingo Buyer true and complete copies of all Material Assumed Contracts as in effect on the date hereof. Each Material Assumed Contract is valid and binding upon Flamingo (and, to Flamingo’s knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect, (ii) there is no breach or violation of or default by Flamingo under any Material Assumed Contract, whether or not such breach, violation or default has been waived, (iii) to Flamingo’s knowledge there is no breach or violation of or default by any other Person under any Material Assumed Contract, (iv) Flamingo has performed all obligations required to be performed by Flamingo under any Material Assumed Contract and (v) no event has occurred with respect to Flamingo, which, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under, any of its Material Assumed Contracts, except, with respect to this Section 5.6, as would not, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect.
     Section 5.7 Litigation. There are no pending Legal Proceedings that have been commenced by or against Flamingo or that otherwise relate to or may affect the Flamingo Purchased Assets or Flamingo Assumed Liabilities, and to the knowledge of Flamingo, no such Legal Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding, except for matters that fall into any of the following categories regardless of any overlap among said categories: (i) any matters listed in Section 5.7 of the Flamingo Disclosure Letter; and (ii) in any event matters that would not be, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect.
     Section 5.8 Environmental Matters. Except as set forth in Section 5.8 of the Flamingo Disclosure Letter:
     (a) To Flamingo’s knowledge, (i) the Casino Property is and has been maintained and operated in compliance with all Environmental Laws, and (ii) Flamingo is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law.
     (b) To Flamingo’s knowledge, no Releases of any Hazardous Substance or existence of any conditions of mold in violation of Environmental Laws have occurred on the Casino Property, and, to Flamingo’s knowledge, there does not exist on the Casino Property any material Environmental Condition which requires remediation or other corrective action pursuant to any applicable Environmental Law.
     (c) Accurate and complete copies of all environmental reports, tests, studies, investigations and surveys performed on or with respect to the Casino Property or any other Flamingo Purchased Assets by or on behalf of Flamingo have been provided to Flamingo Buyer.
     (d) Flamingo has not received any actual or threatened written order, citation, directive, inquiry, notice, summons warning or other communication from (i) any Governmental Entity or private citizen acting in the public interest with respect to the Casino Property, or (ii) the current or prior owner or operator of any portion of the Casino Property, of any alleged, actual or potential violation or failure to comply with any Environmental Law, of any alleged, actual or potential material Environmental Condition, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental Liability with respect to any portion of the Casino Property.

     (e) There are no pending or, to the knowledge of Flamingo, material claims threatened in writing, Encumbrances, or other restrictions of any nature, resulting from any Environmental Condition or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Casino Property.
     (f) To Flamingo’s knowledge, there are no underground or above-ground storage tanks at or under the Casino Property.
     (g) To Flamingo’s knowledge and except as would not be reasonably likely to have a Seller Material Adverse Effect, Flamingo has not used, treated, stored or disposed of any Hazardous Substances at the Casino Property in violation of any applicable Environmental Law.
     Section 5.9 Permits; Compliance with Laws.
     (a) Flamingo and, to Flamingo’s knowledge, each of its directors, officers and Persons performing management functions similar to officers, hold all material permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Gaming Laws), necessary to conduct the business and operations conducted at the Casino Property, each of which is in full force and effect in all material respects (the “Seller Permits”) and, to Flamingo’s knowledge, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Seller Permit that currently is in effect. Flamingo, and to Flamingo’s knowledge, each of its directors, officers, key employees and Persons performing management functions similar to officers, in each case whose position is related to the Casino Property, are in compliance in all material respects with the terms of the Seller Permits. To Flamingo’s knowledge, the businesses conducted by Flamingo at the Casino Property are not being conducted in violation of any applicable Law of any Governmental Entity (including, without limitation, any Gaming Laws). Flamingo has not received a notice of any investigation or review by any Governmental Entity with respect to Flamingo or the Casino Property that is pending, and, to the knowledge of Flamingo, no material investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same. Notwithstanding anything contained in this Section 5.9, the representations contained herein do not concern Environmental Laws, which are the subject of the representations in Section 5.8.
     (b) Neither Flamingo nor, to Flamingo’s knowledge, any of its directors, officers, key employees or Persons performing management functions similar to officers, in each case whose position is related to the Casino Property, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of any Gaming Laws related to actions or inactions at the Casino Property which did or would be reasonably likely to result in fines or penalties of $50,000 or more, in the aggregate. To Flamingo’s knowledge, there are no facts, which if known to the Gaming Authorities will or would be reasonably likely to result in the revocation, limitation or suspension of any Gaming Approval.
     Section 5.10 Labor Matters. Except as set forth on Section 5.10 of the Flamingo Disclosure Letter, Flamingo is not a party to any collective bargaining agreement applicable to

Property Employees and to the knowledge of Flamingo, there are no activities or proceedings of any labor union to organize any non-unionized Property Employees. There are no unfair labor practice charges, complaints or petitions for elections or other Legal Proceedings or Orders pending against Flamingo before the National Labor Relations Board, or any similar labor relations governmental bodies, or, of which Flamingo has received notice, and there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Flamingo, threat thereof, by or with respect to any Property Employees.
     Section 5.11 Employee Benefits.
     (a) Section 5.11 of the Flamingo Disclosure Letter sets forth an accurate and complete list of all (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; and (iii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured) for employees of Flamingo at the Casino Property (the “Property Employees”) (all of the foregoing plans, programs, arrangements, commitments, practices and Contracts referred to in (i), (ii) and (iii) above are referred to, the “Flamingo Benefit Plans”).
     (b) True and complete copies of the Flamingo Benefit Plans which shall include (i) all plan descriptions and summary plan descriptions for which Flamingo is required to prepare, file and distribute plan descriptions and summary plan descriptions, (ii) all summaries and descriptions furnished to participants and beneficiaries for which a plan description or summary plan description is not required, and (iii) all insurance policies purchased by or to provide benefits under any Flamingo Benefit Plans have been made available by Flamingo to Flamingo Buyer.
     Section 5.12 Brokers. Except for CB Richard Ellis (the “Broker”) with respect to the Casino Property, neither Flamingo, Boardwalk nor any of their respective Representatives have employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. Flamingo shall be solely obligated to pay Broker any and all fees, commissions and finder fees in connection with this transaction.
     Section 5.13 Insurance. The insurance policies maintained by Flamingo or its Affiliates in respect of the Casino Property are in full force and effect. To the knowledge of Flamingo and its Affiliates, it has not received any written notice from any insurance carrier which has issued a policy of insurance with respect to the Casino Property of any material defects of deficiencies or requesting the performance of any material repairs, alterations or other work with respect to the Casino Property.
     Section 5.14 Personal Property. Except for Permitted Encumbrances, Flamingo has good and valid title to, or an adequate leasehold interest in, or other legal right to, all material tangible personal property necessary to conduct its business as presently conducted free and clear of all Liens, excluding the Excluded Personal Property. Notwithstanding anything contained in this Section 5.14, the representations contained herein do not concern the Casino Land or Intellectual Property, which are the subject of the representations in Sections 5.4 and 5.5 hereof, respectively.
     Section 5.15 Assets. Except as set forth in Section 5.15 of the Flamingo Disclosure Letter, and except for the Flamingo Excluded Assets, the Flamingo Purchased Assets constitute all of the assets, properties and rights which are used in the operation of the Casino Property.
     Section 5.16 Condemnation Proceedings. There are no pending or, to Flamingo’s knowledge, threatened judicial proceedings seeking to condemn any portion of the Casino Property. Flamingo has not entered into any agreement in lieu of condemnation therefor.
     Section 5.17 Fee Ownership. Boardwalk is the sole fee owner of the Traymore Site, and holds fee simple title to the Traymore Site, free and clear of all Liens except the Traymore Permitted Encumbrances.
     Section 5.18 Solvency. Boardwalk is not in the hands of a receiver, and Boardwalk has not committed any act of bankruptcy or insolvency.
     Section 5.19 Special Assessments. No special assessments have been levied or are threatened or pending against all or any part of the Traymore Site.
     Section 5.20 Traymore Condemnation. Boardwalk has no knowledge of any pending or threatened condemnation or similar proceedings affecting all or any part of the Traymore Site.
     Section 5.21 Traymore Litigation. Except as set forth in Section 5.21 of the Boardwalk Disclosure Letter, there are no material Legal Proceedings of any nature pending or, to Boardwalk’s knowledge, threatened against Boardwalk, as it relates to the Boardwalk Purchased Assets.
     Section 5.22 Traymore Leases. Except as set forth in Section 5.22 of the Boardwalk Disclosure Letter, there are no Leases giving any person or entity any rights to use, occupy or operate on the Traymore Site or any portion thereof or otherwise affecting or relating to the Traymore Site (the “Traymore Leases”).
     Section 5.23 Options. There are no options or other written agreements with respect to the sale of all or any part of the Traymore Site, and no person or entity has any option, right of first refusal or right of first offer to purchase all or any part of the Traymore Site.
     Section 5.24 Service Contracts. Except for the Traymore Contracts, there are no service contracts, maintenance contracts, management agreements or other contracts or agreements affecting or relating to the Traymore Site.
     Section 5.25 Compliance With Laws. To Boardwalk’s knowledge, the use and occupancy by Boardwalk of the Traymore Site is in compliance with all applicable Laws of any Governmental Entity. Boardwalk has not received any notice from any Governmental Authority having jurisdiction over the Traymore Site advising that the Traymore Site or any use or occupancy thereof is in violation of any applicable law, ordinance or regulation, including without limitation any zoning or other municipal ordinance. Notwithstanding anything contained in this Section 5.25, the representations contained herein do not concern Environmental Laws, which are the subject of the representations in Section 5.26.
     Section 5.26 Traymore Environmental Matters.
     (a) To Boardwalk’s knowledge, there does not exist on the Traymore Site any material Environmental Condition which requires remediation or other corrective action pursuant to any applicable Environmental Law.
     (b) Accurate and complete copies of all environmental reports, tests, studies, investigations and surveys performed on or with respect to the Traymore Site or any other Boardwalk Purchased Assets by or on behalf of Boardwalk have been provided to Boardwalk Buyer.
     (c) Boardwalk has not received any actual or threatened written order, citation, directive, inquiry, notice, summons warning or other communication from (i) any Governmental Entity or private citizen acting in the public interest with respect to the Traymore Site, or (ii) the current or prior owner or operator of any portion of the Traymore Site, of any alleged, actual or potential violation or failure to comply with any Environmental Law, of any alleged, actual or potential material Environmental Condition, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental Liability with respect to any portion of the Traymore Site.
     (d) To Boardwalk’s knowledge, there are no underground or above-ground storage tanks at or under the Traymore Site.
     (e) To Boardwalk’s knowledge and except as would not be reasonably likely to have a Seller Material Adverse Effect, Boardwalk has not used, treated, stored or disposed of any Hazardous Substances at the Traymore Site in violation of any applicable Environmental Law.
     Section 5.27 Absence of Certain Changes or Events. Since December 31, 2004 until the date hereof, and except as set forth on Section 5.27 of the Flamingo Disclosure Letter or the Boardwalk Disclosure Letter, as applicable,
     (a) there has not been any event or change which, individually or in the aggregate, has had or is reasonably likely to have a Seller Material Adverse Effect; and
     (b) each Seller has operated the Purchased Assets, as applicable, in the Ordinary Course of Business consistent with past practice and such Seller has not (i) incurred any material obligation or material liability (whether absolute, accrued, contingent or otherwise) relating to its use, possession, or operation of the Purchased Assets, except in the Ordinary Course of Business consistent with past practice; (ii) mortgaged, pledged or subjected to any material Lien any of the Purchased Assets, except for Permitted Encumbrances; (iii) sold or transferred any of the material assets of the Business or canceled any material debts or material claims or waived any material rights of the Business, except, in the case of the sale or transfer of assets, in the

Ordinary Course of Business consistent with past practice; or (iv) entered into any agreement or made any commitment to do any of the foregoing.
     Section 5.28 Transactions with Directors, Officers and Other Affiliates. Except as set forth in Section 5.28 of the Flamingo Disclosure Letter or the Boardwalk Disclosure Letter, as applicable, no Seller is a party to any Contract as it relates to the Flamingo Purchased Assets or the Boardwalk Purchased Assets with any of the directors, officers, Affiliates or present or former stockholders of any Seller under which it: (i) leases any material real or personal property (either to or from such Person), (ii) licenses material Intellectual Property (either to or from such Person), (iii) is obligated to purchase any material asset from or sell such asset to such Person, (iv) purchases any material products or services from such Person, (v) pays or receives material commissions, rebates or other payments, (vi) lends or borrows more than $1,000 at any given time or (vii) provides or receives any other material benefit or payment. No director, officer, stockholder, member or other Affiliate of such Seller or any Affiliate of any of the foregoing Persons owns or has any material rights in or to any of the Purchased Assets.
     Section 5.29 Absence of Undisclosed Liabilities. Except for indebtedness and liabilities incurred since December 31, 2004 until the date hereof in the Ordinary Course of Business consistent with past practice, to the knowledge of Seller, such Seller has no material indebtedness or material Liabilities, absolute or contingent, known or unknown, individually or in the aggregate, in each case relating to the Purchased Assets, which were required to be shown in the Financial Information and is not shown or provided for on the face of the Financial Information or has otherwise been disclosed to the applicable Buyer in writing.
     Section 5.30 Tax Matters. Except as disclosed in Section 5.30 of the either the Boardwalk Disclosure Letter or the Flamingo Disclosure Letter; (i) the Sellers (and the Tax group of which Sellers are members) have timely filed all Tax Returns required to be filed with respect to the Purchased Assets for Tax periods ending on or prior to the Closing Date and (ii) all Taxes with respect to the Purchased Assets (whether or not shown on any Tax Return with respect to the Purchased Assets) owed by the Sellers (and the Tax group of which Sellers are members) required to be paid with respect to Tax periods ending on or prior to the Closing Date have been timely paid or are being presently contested in good faith.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYERS
     Each Buyer represents and warrants to Flamingo and Boardwalk, except as set forth herein and in the Disclosure Letter delivered by Buyers to each of Flamingo and Boardwalk on the date of this Agreement (the “Buyer Disclosure Letter”), as follows:
     Section 6.1 Organization. Each Buyer is duly organized and validly existing under the laws of Delaware and has all requisite power and authority to carry on its business as now being conducted. Each Buyer is, in all material respects, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Buyer

Material Adverse Effect. Copies of the organizational documents of such Buyer have been made available to Sellers, and such copies are accurate and complete copies of such organizational documents as in effect on the date hereof.
     Section 6.2 Authority; No Conflict; Required Filings and Consents.
     (a) Each Buyer has all requisite power and authority to enter into this Agreement and the other agreements contemplated herby and to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby. The execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation by each Buyer of the transactions to which it is a party that are contemplated by this Agreement and the other agreements contemplated hereby by such Buyer have been duly authorized by all necessary action on the part of such Buyer and no other proceedings or actions on the part of such Buyer are necessary to authorize such execution, delivery and performance. Each of this Agreement and the other agreements contemplated hereby have been, or will be at Closing, as applicable, duly executed and delivered by each Buyer and, assuming this Agreement and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligation of Sellers and Harrah’s, constitute, or will constitute prior to Closing, as applicable, the valid and binding obligation of Such Buyer, enforceable against each Buyer in accordance with their terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.
     (b) The execution and delivery of this Agreement by each Buyer and the other agreements contemplated hereby by such Buyer does not, and the consummation by each Buyer of the transactions to which it is a party that are contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of such Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, or other Contract or obligation to which such Buyer is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 6.2(c) hereof, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify any permit, concession, franchise, license, judgment, or Law applicable to such Buyer or any of its properties or assets, except in the case of clause (ii) and (iii) for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver which are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect.
     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any Buyer in connection with the execution and delivery of this Agreement by each Buyer or the consummation by each Buyer of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) any approvals or filing of notices required under the

Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property, and (iv) such other material filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which Seller conducts any business or owns any assets.
     Section 6.3 Brokers. No Buyer nor any of their respective Representatives have employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
     Section 6.4 Financing. Each Buyer will have available to it on the Closing Date sufficient funds to enable such Buyer to pay the applicable Purchase Price, and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement. Each Buyer is, and at all times prior to Closing shall be, solvent.
     Section 6.5 Licensability of Principals. No Buyer nor any of their respective Representatives or Affiliates has ever been denied, or had revoked, a gaming license by a Governmental Entity or Gaming Authority. Each Buyer and each of its respective Representatives and Affiliates is in good standing in each of the jurisdictions in which such Buyer or any of its respective Affiliates owns or operates gaming facilities. To each Buyer’s knowledge, there are no facts, which if known to the Gaming Authorities, would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a Gaming Approval or (b) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary for acquisition of a Gaming Approval for the consummation of this Agreement.
     Section 6.6 Compliance with Gaming Laws.
     (a) Except as would not reasonably be expected to have a Buyer Material Adverse Effect, each Buyer, and to each Buyer’s knowledge, each of its directors, officers and Persons performing management functions similar to officers, (i) holds all material Gaming Approvals necessary to conduct the business and operations of such Buyer, each of which is in full force and effect in all respects (the “Buyer Permits”); (ii) knows of no event that has occurred which permits, or upon the giving of notice or passage of time or both would permit revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that currently is in effect; (iii) is in compliance, in all material respects, with the terms of the Buyer Permits that are currently in effect; (iv) has not received written notice of any investigation or review by any Gaming Authority with respect to such Buyer or any of its Affiliates that is pending; and (v) knows of no material investigation or review that has been threatened by any Gaming Authority.
     (b) Except as would not reasonably be expected to have a Buyer Material Adverse Effect, each Buyer, and to each Buyer’s knowledge, each of its directors, officers and Persons performing management functions similar to officers has not (i) received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of any Gaming Laws which did or would be reasonably likely to result in fines or penalties of $50,000 or more;

and (ii) suffered a suspension or revocation of any Buyer Permit. Except as would not reasonably be expected to have a Buyer Material Adverse Effect, to Buyer’s knowledge, there are no facts which, if known to any Gaming Authority will or would reasonably be expected to result in the revocation, limitation or suspension of a Gaming Approval, or any Gaming Approval held by its managers, members, officers, key employees or Persons performing management functions similar to an officer or partner or limited partner under any Gaming Laws.
     Section 6.7 Litigation. There are no actions, claims, suits or proceedings pending or, to Buyer’s knowledge, threatened against Buyer before any Governmental Entity, which, if determined adversely, would reasonably be expected to result in a Buyer Material Adverse Effect.
     Section 6.8 Inspection. Each Buyer acknowledges that it is familiar with the Purchased Assets and Assumed Liabilities and has had the opportunity, directly or through its representatives to inspect the Purchased Assets and Assumed Liabilities and conduct due diligence activities. Without limitation of the foregoing, Buyers acknowledge that the Purchase Price has been negotiated based on Buyers’ express agreement that there would be no contingencies (financial or otherwise) to Closing other than the conditions set forth in Article VIII hereof and that, except as expressly set forth to the contrary in this Agreement, including, without limitation Article V hereof, Buyers are purchasing the Purchased Assets and Assumed Liabilities on an “As Is, Where Is” basis. Buyers acknowledge and agree that, except as expressly set forth to the contrary in this Agreement, including, without limitation Articles V and XI hereof, Buyers are not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of any Seller, or any salesperson or broker (if any) involved in this transaction as to the Purchased Assets and Assumed Liabilities. Except as expressly set forth to the contrary in this Agreement, including, without limitation Articles V and XI hereof, (i) Buyers are taking the Purchased Assets in an “As Is, Where Is” condition, and (ii) neither Seller makes any warranties, representations or promises with respect to the physical condition of the Purchased Assets, their value or their suitability for Buyer’s intended use or any other use. Further, without limiting any representation, warranty or covenant of any Seller expressly set forth herein and subject to the conditions to Closing set forth in Article VIII hereof, Buyer acknowledges that it has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Purchased Assets and Assumed Liabilities, including, without limitation, with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters.
     Section 6.9 Employee Benefits.
     (a) Section 6.9 of the Flamingo Buyer Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; and (iii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured) for employees of Flamingo Buyer (all of the foregoing plans, programs, arrangements, commitments, practices and Contracts referred to in (i), (ii) and (iii) above are referred to, the “Buyer Benefit Plans”).
     (b) True and complete copies of the Buyer Benefit Plans (which shall include (i) all plan descriptions and summary plan descriptions for which Flamingo Buyer is required to prepare, file and distribute plan descriptions and summary plan descriptions, (ii) all summaries and descriptions furnished to participants and beneficiaries for which a plan description or summary plan description is not required, and (iii) all insurance policies purchased by or to provide benefits under any Buyer Benefit Plans have been made available by Flamingo Buyer to Flamingo.
ARTICLE VII
COVENANTS
     Section 7.1 Conduct of Business.
     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the limitations set forth below, Flamingo shall (except to the extent that Flamingo Buyer shall otherwise consent in writing, which consent may not be unreasonably withheld), with respect to the Casino Property only, carry on its business in the Ordinary Course of Business and, to the extent consistent with the operation of the Casino Property in the Ordinary Course of Business, use its commercially reasonable efforts consistent with past practices and policies to preserve intact the Casino Property’s present relationships with customers, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as disclosed on Section 7.1 of the Flamingo Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the written consent of Flamingo Buyer (which consent shall not be unreasonably withheld), Flamingo agrees, only as it relates to the Flamingo Purchased Assets, that it shall not:
          (i) sell, pledge, lease, dispose of or grant (collectively, “Transfer”), or otherwise authorize the Transfer of any of the Flamingo Purchased Assets except for Transfers of current assets, equipment and other non-current assets in the Ordinary Course of Business in connection with the operation of the Casino Property; provided that in no event shall the aggregate amount of such Transfers exceed Two Hundred Thousand Dollars ($200,000);
          (ii) incur any material Liabilities that are Assumed Liabilities, except in the Ordinary Course of Business; provided that in no event shall the aggregate amount of such Liabilities incurred exceed Two Hundred Thousand Dollars ($200,000);
          (iii) modify, amend or terminate any of the Material Assumed Contracts or waive, release or assign any rights or claims, except in the Ordinary Course of Business or as required by applicable Law;

          (iv) except in the Ordinary Course of Business, subject the Flamingo Purchased Assets to a Lien or Encumbrance, other than Permitted Encumbrances;
          (v) fail to maintain the existing insurance coverage relating to the Flamingo Purchased Assets (however, in the event any such coverage shall be terminated or lapse, Flamingo may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies);
          (vi) award or increase any bonuses, salaries, or other compensation, except in the Ordinary Course of Business, to any Property Employee, or enter into any employment, severance, or similar Assumed Contract with any Property Employee, except in the Ordinary Course of Business, or transfer any Property Employee to an Affiliate of the Seller;
          (vii) enter into, amend or terminate or provide notice of termination of any Assumed Contract or transaction involving a total commitment by or to Flamingo in excess of One Hundred Thousand Dollars ($100,000) per month, unless such Assumed Contract is cancelable without premium or penalty upon thirty (30) days notice; provided, however, that Flamingo may enter into the following agreements without any consent from Flamingo Buyer: (A) any advance booking contract that does not involve a room block commitment in excess of Two Thousand (2000) room nights; and (B) purchase orders entered into in the Ordinary Course of Business; or
          (viii) enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.
     (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Boardwalk agrees, only as it relates to the Boardwalk Purchased Assets, that, except as otherwise consented to by Boardwalk Buyer which consent shall not be unreasonably withheld, it shall:
          (i) maintain the Traymore Site in its present condition, ordinary wear and tear excepted;
          (ii) maintain commercially reasonable limits of casualty, liability and hazard insurance with respect to the Traymore Site; and
          (iii) operate and manage the Traymore Site in the same manner done by Boardwalk prior to the date of this Agreement.
     (c) It is agreed and understood that if Buyer does not grant or deny consent to a proposed action with respect to this Section 7.1(a) or (b) within five (5) business days of its receipt of a second written request by Flamingo or Boardwalk to take such action, Buyer shall be deemed to have consented to the taking of such action by Flamingo or Boardwalk notwithstanding any other provision of Section 7.1(a) or (b) hereof.

     (d) No action taken by Flamingo to reduce the amount of any prepaids designated as to be retained by Seller on the Detailed Balance Sheet shall be deemed a violation of this Section 7.1.
     Section 7.2 Cooperation; Notice; Cure. Subject to compliance with applicable Law (including, without limitation, antitrust Laws, Gaming Laws and privacy Laws), from the date hereof until the earlier of the termination of this Agreement or the Closing, Flamingo, Boardwalk and Buyers shall confer on a regular basis with one or more Representatives of each other party to report on the general status of ongoing operations of the Properties. Flamingo, Boardwalk and Buyers shall promptly notify each other in writing of, and will use commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that (a) causes or will cause any covenant or agreement of Flamingo, Boardwalk or Buyers under this Agreement to be breached in any material respect, (b) renders or will render untrue in any material respect any representation or warranty of the respective parties contained in this Agreement or (c) of any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in Article VIII hereof of this Agreement, as applicable. Nothing contained in Section 7.1 hereof shall prevent Sellers from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance. No notice given pursuant to this Section 7.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein; provided, however, that for purposes of seeking indemnification pursuant to Article X hereunder, the representations and warranties made by the Sellers shall be deemed for all such purposes to include and reflect such notices, supplements and amendments as of the date hereof and at all times thereafter, including the Closing Date.
     Section 7.3 No Solicitation. Subject to obligations imposed by applicable Law, prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 9.1 hereof, Flamingo and Boardwalk shall not, directly or indirectly, through any of its Affiliates, officers, directors, employees, financial advisors, agents or other representatives (collectively, “Representatives”) (a) solicit or initiate any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal or (b) engage in negotiations with any Person (or group of Persons) other than Buyers or their respective Affiliates concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal.
     Section 7.4 Employee Matters.
     (a) On or prior to the Closing Date, Flamingo Buyer shall extend offers of employment, effective as of the Closing Date, to all of the Property Employees with such offers being on terms and conditions of employment comparable to the terms and conditions of employment as those provided by Flamingo to each such Property Employee immediately prior to the Closing Date, other than the Property Employees that are set forth on Section 7.4(a) of the Flamingo Disclosure Letter (collectively, the “Retained Employees”). The Property Employees who accept Flamingo Buyer’s offers of employment shall commence employment with Flamingo Buyer effective as of the Closing Date and are hereinafter collectively referred to as the “Transferred Employees.”

     (b) Subject to the terms and conditions of any applicable collective bargaining agreement which is currently in effect or which may be in effect at any time in the future, for a period of at least one (1) year immediately following the Closing Date, Flamingo Buyer shall provide benefits to each Transferred Employee, which benefits are and shall be no less favorable in the aggregate than the benefits provided by Flamingo to such Transferred Employees on the date hereof; provided, that Flamingo Buyer may provide such benefits pursuant to the Buyer Benefit Plans.
     (c) For a period of at least one (1) year immediately following the Closing Date, Flamingo Buyer agrees to pay severance to all Transferred Employees who are terminated by Flamingo Buyer after the Closing Date in accordance with Flamingo’s severance policy terms as of the date hereof, identified on Section 5.11 of the Flamingo Disclosure Letter.
     (d) With respect to any employee or employee benefit plan, program or arrangement maintained by Flamingo Buyer (including any severance plan), for all purposes, a Transferred Employee’s service with Flamingo shall be treated as service with Flamingo Buyer; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
     (e) Flamingo Buyer shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Flamingo Buyer or any of its Affiliates in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent such pre-existing condition limitation would have been applicable under the comparable Flamingo welfare benefit plan immediately prior to the Closing. Flamingo Buyer shall recognize the dollar amount of all expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing, to the extent such deductibles and co-payments credits are permitted by Flamingo Buyer’s benefit plans.
     (f) Flamingo Buyer shall not, at any time during the ninety (90) days following the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of Flamingo, without complying with the notice requirements and other provisions of the WARN Act. Flamingo Buyer agrees that from and after the Closing Date, Flamingo Buyer shall be responsible for any notification required under the WARN Act with respect to the Transferred Employees.
     (g) Effective as of the Closing Date, Flamingo Buyer shall establish or designate a defined contribution retirement plan which is qualified or eligible for qualification under Section 401(a) of the Code (the “Buyer 401(k) Plan”). Subject to the terms and conditions of any applicable collective bargaining agreement which is currently in effect or which may be in effect at any time in the future, each Transferred Employee who participates in the Caesars Entertainment 401(k) Savings Plan (the “Seller 401(k) Plan”) who satisfies the eligibility requirements of the Buyer 401(k) Plan shall become eligible to participate in the Buyer 401(k) Plan on the date he or she becomes an employee of Flamingo Buyer and shall be credited with eligibility service and vesting service for all periods of service with Flamingo or any other entity if so credited with such service under the Seller 401(k) Plan. As soon as practicable after the Closing Date, Flamingo shall cause the trustees of the Seller 401(k) Plan to transfer to the trustees or other funding agent of the Buyer 401(k) Plan, the amounts representing the account balances of the Transferred Employees (including the appropriate net investment return thereon and any participant loans made to any Transferred Employees), said amounts to be established as account balances or accrued benefits of the Transferred Employees under the Buyer 401(k) Plan. Each such transfer shall comply with Section 414(l) of the Code and the requirements of ERISA and the regulations promulgated thereunder. The assets to be transferred pursuant to this Section 7.4(g) shall be in cash, or to the extent mutually agreed upon by Flamingo and Flamingo Buyer or as required by Law, in kind; provided, however, that any participant loans of a Transferred Employee shall be transferred in kind. At the time and to the extent that assets held in the trust with respect to the Seller 401(k) Plan are paid to the trust under the Buyer 401(k) Plan pursuant to this Section 7.4(g), the Buyer 401(k) Plan shall assume all liabilities of the Seller 401(k) Plan, for the payment of benefits transferred to the trust under the Buyer 401(k) Plan, and such transfer shall be in full discharge of all obligations of the Seller 401(k) Plan in respect thereof; provided, however, neither Flamingo Buyer nor the Buyer 401(k) Plan shall assume any liability for failing to properly value the accounts of Transferred Employees under the Seller 401(k) Plan or for any other matter relating to the administration or the investment of the assets of the Seller 401(k) Plan.
     (h) As of the Closing Date, Flamingo Buyer shall be substituted for Flamingo as the contributing employer under each “multiemployer pension plan” (within the meaning of Section 3(37) of ERISA) to which Flamingo contributes with respect to the business conducted by Flamingo at the Casino Property (each, a “Substituted Multiemployer Pension Plan”). It is the intent of the parties to satisfy the provisions of Section 4204 of ERISA with respect to any obligation that Flamingo may have under each Substituted Multiemployer Pension Plan. Therefore, Flamingo and Flamingo Buyer agree as follows: (i) from and after the Closing Date, Flamingo Buyer shall continue making contributions to each Substituted Multiemployer Pension Plan with respect to the Property Employees in accordance with the terms of any applicable collective bargaining agreement obligating Flamingo to make contributions to such Substituted Multiemployer Pension Plan for substantially the same number of contribution base units for which Flamingo has an obligation to contribute to such Substituted Multiemployer Pension Plan; (ii) unless exempt under Pension Benefit Guaranty Corporation Regulations Section 4204.11 or Section 4204.21, Flamingo Buyer shall post a bond or hold in escrow in favor of the respective Substituted Multiemployer Pension Plan for a period of five (5) plan years commencing with the first plan year beginning after the Closing Date in an amount and form that satisfies the requirements of Section 4204(a)(1)(B) of ERISA; (iii) in the event that Flamingo Buyer withdraws in a complete or partial withdrawal under Section 4201 of ERISA from the respective Substituted Multiemployer Pension Plan during the first five (5) plan years beginning after the Closing Date, and Flamingo Buyer fails to make any withdrawal liability payments when due, Flamingo shall be secondarily liable for any withdrawal liability that Flamingo would have had to the respective Substituted Multiemployer Pension Plan but for the provisions of this Section 7.4(h) and Section 4204 of ERISA; and (iv) in the event that all or substantially all of Flamingo’s assets are distributed, or if Flamingo is liquidated during the first five (5) plan years beginning after the Closing Date, then Flamingo shall provide a bond or amount in escrow equal to the present value of the withdrawal liability that Flamingo would have had but for the provisions of this Section 7.4(h) and Section 4204 of ERISA.
          (i) Upon the Closing, Flamingo Buyer shall become a successor employer and shall assume all Liabilities and obligations under, and be bound by, the collective bargaining agreements listed on Section 7.4(i) of the Flamingo Disclosure Letter or any successor agreements, amendments, or memoranda of understanding in respect thereof.
     Section 7.5 Access to Information and the Properties.
     (a) Upon reasonable notice, subject to applicable Law, including, without limitation, antitrust Laws, Gaming Laws and privacy Laws, (i) Flamingo shall afford Flamingo Buyer’s Representatives reasonable access, during normal business hours during the period from the date hereof to the Closing, to the Casino Property and to all its personnel, properties, books, Seller Benefit Plans, insurance records, Contracts and records, expressly excluding, however, those related exclusively to the Flamingo Excluded Assets and the Flamingo Excluded Liabilities, and, during such period, Flamingo shall furnish promptly to Flamingo Buyer all material information concerning the business and operation of Flamingo, the Flamingo Purchased Assets and the Property Employees (other than Flamingo Excluded Assets and the Flamingo Excluded Liabilities) as Flamingo Buyer may reasonably request, and (ii) Boardwalk shall afford Boardwalk Buyer’s Representatives reasonable access, during normal business hours during the period from the date hereof to the Closing, to the Traymore Site and to all, insurance records, and other records, expressly excluding, however, records relating solely to the Boardwalk Excluded Assets and the Boardwalk Excluded Liabilities, and, during such period, Boardwalk shall furnish promptly to Boardwalk Buyer all material information concerning the Boardwalk Purchased Assets (other than the Traymore Excluded Assets and the Traymore Excluded Liabilities) as Buyer may reasonably request (with respect to both Flamingo and Boardwalk, an “Inspection”); provided, however, that (A) the applicable Buyer shall provide the applicable Seller with at least twenty-four (24) hours’ prior written notice of any Inspection; (B) if the applicable Seller so requests and if such Representative of the applicable Seller is readily available without undue delay, the applicable Buyer’s Representatives shall be accompanied by a Representative of the applicable Seller; (C) without the prior written consent of the applicable Seller’s Representatives, which consent shall not be unreasonably withheld or delayed, Buyers shall not initiate contact with employees or other representatives of a Seller or its Affiliates other than such Seller’s Representatives or other individuals designated by any of Seller’s Representatives; (D) Buyers’ Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Casino Property or the Traymore Site without the applicable Seller’s prior written consent, which consent may be withheld if in the sole judgment of Seller’s Representatives such testing would unduly interfere with the operation of the business conducted at the Properties; (E) Buyers shall not unduly interfere with the operation of the business conducted at the Properties; (F) the applicable Buyer shall, at its sole cost and expense, promptly repair any damage to the Properties or any other property owned by a Person other than such Buyer arising from or caused by such Inspection, and shall reimburse the applicable Seller for any loss arising from or caused by any Inspection, and restore the Properties or such other third-party property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless each Seller and its Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom; and (G) subject to the conditions to Closing set forth in Article VIII hereof, in no event shall the results of any such Inspection or Buyers’ satisfaction therewith be a condition to Buyers’ obligations hereunder, it being the intent of Buyers to purchase the Purchased Assets and Assumed Liabilities on an “As Is, Where Is” basis as set forth in Sections 6.7 and 11.1 hereof, except as expressly set forth to the contrary in this Agreement, including, without limitation Article V hereof. Each Buyer will hold and cause its Representatives to hold any such information furnished to it by Sellers, which is nonpublic in confidence in accordance with the confidentiality agreements, with respect to Flamingo, dated October 4, 2004, by and between Caesars Entertainment, Inc. and American Real Estate Partners L.P. and, with respect to Boardwalk, dated May 20, 2005, by and between Caesars Entertainment, Inc. and American Real Estate Partners L.P. (collectively, the “Confidentiality Agreements”). The Confidentiality Agreements shall continue in full force and effect in accordance with its terms until Closing, at which time the Confidentiality Agreement shall only terminate with respect to information relating solely to the Purchased Assets and/or the Assumed Liabilities. Notwithstanding anything to the contrary, Buyers and Sellers agree that in the event any proprietary information or knowledge relating to any Excluded Asset is obtained, revealed or otherwise made known to Buyers in effecting (1) the transition from Excluded Software to replacement software pursuant to Section 1.5(b) hereof (including as a result of the parties having entered into the Excluded Software License), specifically, or (2) the removal of the Excluded Assets, generally, Buyers shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.
     (b) Following the Closing, upon reasonable notice, each Buyer and each Seller shall (and shall cause their respective Affiliates and Representatives, to) provide the other parties hereto and their respective Affiliates and Representatives with reasonable access and duplicating rights, during normal business hours, to each Buyer’s and each Seller’s personnel, properties, books, insurance records, Seller Benefit Plans, contracts, commitments and records included in or related to Seller, the Properties or the Property Employees and shall cooperate with the requesting party, as reasonably necessary for such requesting party to pursue any suit, claim, action, proceeding or investigation relating to the claims in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any suit, claim, action, proceeding or investigation related to the Excluded Assets, Excluded Liabilities, Retained Employees and Transferred Employees. Notwithstanding the foregoing, no party shall be required to provide any information which (i) they reasonably believe they may not provide to the requesting party or its respective Affiliates and Representatives by reason of applicable Law or by a confidentiality agreement with a third party, and if, in the case of a confidentiality agreement, the non-requesting party has used reasonable efforts to obtain the consent of such party to such disclosure, or (ii) constitutes information protected by the attorney/client and/or attorney work product privilege. If any material is withheld by the non-requesting party pursuant to the immediately preceding sentence, such non-requesting party shall inform the requesting party as to the general nature of the material which is being withheld.

     (c) Following the Closing, at either Seller’s request, the applicable Buyer will cause its employees to prepare the Books and Records and financial statements, in each case which have been provided to Buyers at the Closing, required by such Seller or its Affiliates (and which are not otherwise the responsibility of such Buyer under this Agreement, including with respect to Buyer’s obligations under Section 2.5 hereof) in connection with any filing with a Governmental Authority (including Tax Returns relating to the Flamingo Purchased Assets prepared by or with the assistance of Property Employees) in respect of the period prior to the Closing Date, as promptly as practicable and in any event no later that three (3) days in advance of any applicable deadlines and/or required filing dates. Each Seller will reimburse the applicable Buyer for the cost, including the wage cost, of having such employees prepare any of the foregoing Books and Records and financial statements requested by such Seller pursuant to this Section 7.5(c) hereof and each Seller shall make available to such employees any Excluded Software or other Excluded Assets reasonably required for such purpose.
     (d) From and after the Closing Date, Sellers shall, and shall cause their respective Affiliates to, keep confidential any and all information concerning the Purchased Assets and the Assumed Liabilities (the “Post-Closing Confidential Information”); provided, however, that the Post-Closing Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sellers or any of their respective Affiliates acting in such capacity in violation of this Agreement, or (ii) becomes available after the Closing Date to Sellers or any of their respective Affiliates on a non-confidential basis from a source that is reasonably believed by Sellers or any of their respective Affiliates not to be bound by an obligation of confidentiality to the Buyers (whether by agreement or otherwise). Notwithstanding the foregoing, if either Seller or any of their respective Affiliates is requested or becomes legally compelled (by interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Post-Closing Confidential Information, the Sellers or any of their respective Affiliates will (i) provide Buyers with prompt written notice of the existence, terms and circumstances of such a request, (ii) consult with Buyers on the advisability of taking legally available steps to resist or narrow such requests (in respect of which Buyers may seek a protective order or other appropriate remedy at Buyers’ sole expense), and (iii) if disclosure of such information is required, furnish only that portion of the Post-Closing Confidential Information which, in the opinion of Sellers’ counsel, the Seller or any of their respective Affiliates is legally compelled to disclose and, further, exercise their reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the Post-Closing Confidential Information.
     Section 7.6 Governmental Approvals.
     (a) Each Buyer and each Seller shall cooperate with each other and use their reasonable best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions governed by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders, including without limitation, Buyers’ Gaming Approvals, required (A) to be obtained or made by each Seller or each Buyer or any of their respective Affiliates or any of their respective Representatives and (B) to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein and therein, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under (A) any applicable federal or state securities Laws, (B) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, (C) the Gaming Laws and (D) any other applicable Law (collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals. The parties hereto and their respective Representatives and Affiliates shall file within fifteen (15) days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals (including without limitation under applicable Gaming Laws and the HSR Act) and shall act diligently and promptly to pursue the Governmental Approvals, including, without limitation, filing such additional applications and documents as may be required, and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Each Buyer and each Seller shall use reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible. Each Buyer and each Seller shall have the right to review in advance and, to the extent practicable, each will consult the other parties hereto on, in each case, subject to applicable Laws relating to the exchange of information (including, without limitation, antitrust laws and any Gaming Laws), all the information relating to the applicable Buyer or the applicable Seller, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions governed by this Agreement. Without limiting the foregoing, each Buyer and each Seller will notify the other party hereto promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all correspondence between the notifying party or any of its Representatives and Governmental Entities with respect to Governmental Approvals. If, at any time prior to eight (8) months from the date hereof (the “Third Party Retention Date”), Buyers, acting upon the advice of its counsel and in good faith, reasonably believe that it is unlikely that they will receive all Necessary Gaming Approvals by the Eighth Extended Outside Date, Buyers may, upon written notice to Sellers prior to the Third Party Retention Date, elect to retain a third party gaming operator reasonably acceptable to Seller (a “Third Party Operator”); provided, further, that the Sellers shall be deemed to have accepted such Third Party Operator if Seller has not otherwise objected to such Third Party Operator within ten (10) days of receipt of such written notice. Such written notice to Seller shall contain reasonable detail regarding the identity and gaming history of the Third Party Operator. Upon acceptance by the Seller, the Third Party Operator will be obligated to purchase all Purchased Assets and assume all Assumed Liabilities that are required to obtain all Necessary Gaming Approvals under applicable Laws, on the terms and conditions set forth in this Agreement, provided, that the retention of a Third Party Operator shall in no way relieve the Buyers of any of their agreements or obligations hereunder. Within thirty (30) days after the date of the acceptance by Seller of a Third Party Operator, such Third Party Operator will be required to (a) execute any documents reasonably required by either Buyers or Sellers to obligate such party to the terms and conditions hereof and (b) file all required initial applications and documents in connection with obtaining the Necessary Gaming Approvals; provided, that in all cases, Buyers must have retained such Third Party Operator no later than the Eighth Extended Outside Date. For the sake of clarity, in all cases the Buyer shall continue to be (i) obligated in all circumstances to make all required Deposits under Section 4.1(a) and (b) hereof and (ii) subject to the provisions of Section 9.3.
     (b) Each Buyer and each Seller shall each use its reasonable best efforts:
          (i) to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person; and
          (ii) to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing; provided, however, that Buyers and their respective Affiliates shall be required to effect (and nothing in this Agreement shall require Sellers, or any of their respective Affiliates to commit to) any divestitures, licenses or hold separate or similar arrangements with respect to its, or their respective assets or conduct of business arrangements, to the extent necessary to obtain any approval from a Governmental Entity required to consummate the transactions contemplated hereby, except where all required actions pursuant to this proviso, if taken together, would be materially adverse to the business, financial condition or results of operations of the Buyers and their respective Affiliates.
     (c) Each Buyer and each Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Each Buyer and each Seller shall use their reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement, seeking to prevent the entry by any Governmental Entity of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, appealing as promptly as possible any such decree, injunction or other order and having any such decree, injunction or other order vacated or reversed.
     (d) From the date of this Agreement until the Closing, the parties hereto shall promptly notify the other parties hereto in writing of any pending or, to the knowledge of any Buyer or any Seller, as appropriate, threatened Legal Proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing or any other transaction governed by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.

     Section 7.7 Publicity. Sellers and Buyers shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law (including, without limitation, the Securities Act, the Exchange Act and any Gaming Laws) or any listing agreement with the New York Stock Exchange. Notwithstanding anything to the contrary herein, Buyers and Sellers or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyers and Sellers and do not reveal non-public information regarding Buyers or Sellers.
     Section 7.8 Further Assurances and Actions.
     (a) Subject to the terms and conditions herein, each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their respective reasonable best efforts to obtain (i) all Seller Permits and Buyer Permits, as applicable, and (ii) consents of parties to the Assumed Contracts and Traymore Contracts and (iii) consents from customers on the Affiliate Customer List as such consents may be required by the Gramm-Leach-Bliley Act of 1999, any other applicable Law in effect as of the Closing, or any Seller privacy policy which may be in effect as of the date hereof, in each case, as are necessary for consummation of the transactions contemplated by this Agreement.
     (b) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyers with full title to the Purchased Assets the proper officers and/or directors of Buyers and Sellers shall take all action reasonably necessary (including such officers’ executing and delivering further notices, assumptions, releases and acquisitions); provided that, if such action is necessary due to events or circumstances particular to Buyer, Buyer shall bear the cost of such action.
     (c) The parties hereto acknowledge that Consolidated Supplies, Services and Systems, a Nevada corporation and an Affiliate of Flamingo (“CS3”), owns certain assets listed on Section 7.8(c) of the Flamingo Disclosure Letter and used exclusively in the operation of the Casino Property (collectively, the “CS3 Assets”). Flamingo shall cause CS3 to take such actions as are necessary to cause CS3 at the Closing to transfer to Flamingo Buyer the CS3 Assets, and certain of the Liabilities associated therewith that would be Flamingo Assumed Liabilities if such Liabilities were Liabilities of Flamingo (“CS3 Liabilities”). In addition, such CS3 Assets shall be deemed to be Flamingo Purchased Assets for purposes of this Agreement and such CS3 Liabilities shall be deemed to be Flamingo Assumed Liabilities for purposes of this Agreement, including without limitation, the representations and warranties with respect to the Flamingo Purchased Assets and the Flamingo Assumed Liabilities set forth in Article V hereof.

     Section 7.9 Transfer Taxes; HSR Filing Fee.
     (a) All transfer, documentary, sales, use, stamp, registration and other such Taxes (including all applicable real estate transfer or similar Taxes) and related fees (including any penalties, interest and additions to Tax) incurred with respect to the Purchased Assets pursuant to this Agreement shall be borne one-half by Buyers and one-half by Sellers. Except as required by applicable Law, Buyers shall prepare, execute and file all Tax Returns and other documentation on a timely basis as may be required to comply with the provisions of any such Tax Laws; provided, however, that any such Tax Returns and other documentation shall be subject to the approval of the applicable Seller, which approval shall not be unreasonably withheld and, only to the extent required by applicable Law, the applicable Seller shall execute such Tax returns.
     (b) All recording or filing fees with respect to the removal of any Liens or Encumbrances on the Traymore Site shall be paid one-half by Boardwalk Buyer and one-half by Boardwalk. All recording fees for the deed and all title insurance search fees and premiums shall be paid one-half by Buyers and one-half by Sellers.
     (c) The filing fees pursuant to the pre-merger notifications under the HSR Act shall be paid one-half by Buyers and one-half by Sellers.
     Section 7.10 Accounts Receivable; Accounts Payable.
     (a) Flamingo agrees that after the Closing Date, Buyer shall have the right and authority to collect for its own account or the account of its Affiliates all accounts receivable which are transferred and assigned to any Buyer as set forth on the Detailed Balance Sheet. Flamingo agrees that it will promptly transfer and deliver to Buyer any cash or other property which Flamingo may receive in respect of such accounts receivable. Buyer agrees that after the Closing Date, Flamingo shall have the right and authority to collect for its own account or the account of its Affiliates all accounts receivables which are retained by Flamingo as set forth on the Detailed Balance Sheet. Buyer agrees that it will promptly transfer and deliver to Flamingo any cash or other property which Buyer may receive in respect of such accounts receivables.
     (b) Following the Closing Date, Flamingo Buyer shall make payments in the Ordinary Course of Business consistent with Flamingo’s practice prior to Closing in respect of all Liabilities of the type designated on the Detailed Balance Sheet as being assumed by Flamingo Buyer and reflected on the Pre-Closing Working Capital Statement and the Working Capital Statement, other than those which are being contested in good faith by appropriate proceedings. Following the Closing Date, Flamingo Buyer shall cooperate with Flamingo to inform Flamingo in a timely manner of the receipt of goods and/or services ordered by Flamingo prior to the Closing Date. In respect of expenses that are accrued in whole or in part prior to the Closing Date, which become payable after the Closing Date and which do not appear on the Pre-Closing Working Capital Statement or Working Capital Statement, such expenses shall be prorated between Flamingo Buyer and Flamingo as of the Closing Date on the Flamingo Determination Date. Within ten (10) days of the Flamingo Determination Date, the amount, if any, pursuant to this Section 7.10(b) due from Flamingo Buyer to Flamingo or due from Flamingo to Flamingo Buyer shall be paid in cash by wire transfer of immediately available funds from Flamingo Buyer to Flamingo or from Flamingo to Flamingo Buyer, as applicable.

     Section 7.11 Reservations; Chips; Front Money; Guests; Keys.
     (a) Reservations. Flamingo Buyer will honor the terms and rates of all pre-Closing reservations (in accordance with their terms) at the Casino Property by guests or customers, including advance reservation cash deposits, for rooms or services confirmed by Flamingo for dates after the Closing Date. Prior to the Closing Date, Flamingo may continue to accept reservations for periods after the Closing in the Ordinary Course of Business consistent with past practice in operating the Casino Property. Flamingo Buyer recognizes that such reservations may include, to the extent consistent with the Ordinary Course of Business consistent with past practice, discounts or other benefits, including, without limitation, benefits extended under Total Rewards or any other frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Flamingo Buyer to the guest(s) holding such reservations. Flamingo Buyer will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements. Flamingo Buyer agrees that Flamingo cannot make any representation or warranty that any party holding a reservation or agreement for rooms, facilities or services will utilize such reservation or honor such agreement. Flamingo Buyer, by the execution hereof, solely assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.
     (b) Destruction of Chips. Except as otherwise provided for in the Flamingo License Agreement and applicable Gaming Laws, as of Closing, Flamingo Buyer will (i) cease to issue or use and will not reissue or reuse any of Flamingo’s gaming chips, tokens or plaquemines and (ii) be solely responsible and liable for compliance with applicable Gaming Laws, including any obligation to destroy such gaming chips, tokens or plaquemines.
     (c) Front Money. Effective as of the Transfer Time, Representatives of each of Flamingo Buyer and Flamingo shall take inventory of all Front Money and identify what Persons are entitled to what portions of such Front Money. All such Front Money shall be retained in the Casino Property cage and listed in an inventory prepared and signed jointly by Representatives of Flamingo Buyer and Flamingo no later than the Transfer Time. Flamingo Buyer shall be responsible from and after the Transfer Time for all Front Money and shall distribute Front Money only to the Persons and only in the amounts as determined pursuant to this Section 7.11(c). Pursuant to Article X hereof, Flamingo shall be responsible for and indemnify Flamingo Buyer against claims of alleged missing Front Money not contained on the inventory, and Flamingo Buyer shall be responsible for and indemnify Flamingo against claims of alleged missing Front Money listed on the inventory.
     (d) Guests’ Baggage. Effective as of the Transfer Time, Flamingo and Flamingo Buyer shall take inventory of: (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of Flamingo at the Casino Property; (ii) all luggage or other property of guests retained by Flamingo as security for unpaid accounts receivable; and (iii) the contents of the baggage storage room; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened. All such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by said representatives of Flamingo and Flamingo Buyer as of the Closing Date. Said baggage and other items shall be stored as Flamingo Buyer shall choose, and Flamingo Buyer shall be solely responsible for claims with respect thereto.
     (e) Guests’ Safe Deposit Boxes. Not later than thirty (30) days prior to the anticipated Closing Date, Flamingo shall use reasonable efforts to send a notice by certified mail to the last known address of each Person who has stored personal property in safe deposit boxes located at the Casino Property, advising them that they must make arrangements with Flamingo Buyer to continue use of their safe deposit box and that if they should fail to do so within fifteen (15) days after the date of such notice is sent, the box will be opened in the presence of a Representative of Flamingo and a Representative of Flamingo Buyer, and the contents of such box will be sealed in a package by the Representatives of each of Flamingo and Flamingo Buyer, who shall write on the outside the name of the Person who rented the safe deposit box and the date of the opening of the box. The Representatives of each of Flamingo and Flamingo Buyer shall then execute a certificate reciting the name of the Person who rented the safe deposit box, the date of the opening of the box and a list of its contents. The certificate shall be placed in the package and a copy of it sent by certified mail to the last known address of the person who rented the safe deposit box. The package will then be placed in a vault arranged by Flamingo Buyer. Pursuant to Article X hereof, Flamingo shall be responsible for and indemnify Buyer against claims of alleged missing items not contained on the certificate, and Flamingo Buyer shall be responsible for and indemnify Flamingo against claims of alleged missing items listed on the certificate.
     (f) Keys. As of the Closing Date, (i) Flamingo shall use commercially reasonable effort to deliver to Flamingo Buyer or otherwise leave at the Casino Property all keys in its possession relating to the Casino Property and (ii) Boardwalk shall use commercially reasonable efforts to deliver to Boardwalk Buyer or otherwise leave at the Traymore Site all keys in its possession relating to the Traymore Site.
     Section 7.12 Insurance Policies. Each Seller’s fire and casualty insurance and other insurance policies shall be cancelled by such Seller or any of its Affiliates as of the date immediately following the Closing Date, and any refunded premiums shall be retained by such Seller. Buyers will be solely responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods after the Closing.
     Section 7.13 Certain Transactions. Prior to the Closing, neither party shall take, or agree to commit to take, any action that would or is reasonably likely to materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement.
     Section 7.14 Insurance; Casualty and Condemnation.
     (a) If, before the Closing, one or both of the Casino Property or Traymore Site suffer damage that does not result in a Casualty Termination Event, then the Closing shall proceed as scheduled and Flamingo or Boardwalk, applicable, shall, as of the Closing Date, (i) promptly pay to the applicable Buyer all insurance proceeds received by such Seller or its Affiliates with respect to such damage, destruction or other loss, less any proceeds applied to any physical restoration of the applicable Property and (ii) assign to the applicable Buyer all rights of such Seller and its Affiliates against third parties with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or other loss, provided that the proceeds of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any payment or reimbursement (but not subject to any applicable deductibles and co-payment provisions, which shall be the responsibility of the applicable Seller and shall be paid to the applicable Buyer or applied to such repair or replacement as applicable) and shall constitute full compensation for the damage to the Property, and such Seller shall have no responsibility for restoration or repair of the applicable Property or any resultant loss, directly, by subrogation, or otherwise. For the avoidance of doubt, nothing contained in this Section 7.14(a) shall restrict the ability of Buyers to seek indemnification from the applicable Seller as provided in Article X hereof. In the event of damage that does not result in a Casualty Termination Event, between the date of the casualty and the Closing, the applicable Buyer will have the right to consult with Seller regarding negotiations with Seller’s insurance carriers and to review and consult with Seller with respect to any repairs (including the cost thereof) to be made prior to or after Closing. After Closing, the applicable Buyer shall have the right to negotiate and settle with any insurance carrier, provided that the applicable Seller shall have the right to consult with Buyer with respect to such negotiations or settlements.
     (b) In the event a Casualty Termination Event occurs prior to the Closing Date, Buyers shall have the option, by written notice to both Sellers and the Escrow Agent within ten (10) days of the occurrence of such Casualty Termination Event, to exercise their termination right under Section 9.1(g) hereof; provided, however, that, if requested by Sellers, Sellers and Buyers shall discuss and consult in good faith for a period of up to thirty (30) days after any such casualty to discuss whether such casualty (individually or together with any prior casualties) constitutes a Total Material Adverse Effect, and after any such period expires, Buyers shall have fifteen (15) days to exercise its termination right pursuant to Section 9.1(g) hereof with respect to such casualty.
     (c) In the event a condemnation proceeding or payment in lieu of condemnation occurs relative to any part of the Casino Property or Traymore Site prior to the Closing Date, and such proceeding does not result in a Condemnation Termination Event, all payments relative to such condemnation shall be paid by the applicable Seller, or the rights to such payments shall be assigned, to the applicable Buyer at the Closing (the “Condemnation Amount”), or, at the applicable Seller’s election, the Purchase Price shall be reduced by the Condemnation Amount.
     Section 7.15 License of Excluded Software. As of the date hereof,. Flamingo and Flamingo Buyer shall enter into the non-exclusive, “as-is,” fully-paid, worldwide, non-transferable license (the “Excluded Software License”), attached hereto as Exhibit K, pursuant to which Flamingo Buyer shall be permitted to use certain of the Excluded Software designated in the Excluded Software License for the term specified in such Excluded Software License following the Closing Date exclusively in connection with the operation of the Casino Property and only to the extent permitted under any third-party agreements governing Flamingo’s use of any such Excluded Software. It is agreed and understood by Flamingo Buyer that the Excluded Software License will not cover source code and Flamingo shall not be obligated to provide any support services to Flamingo Buyer in respect of any Excluded Software covered by the Excluded Software License, except as otherwise provided for in the Excluded Software License.

Neither Flamingo Buyer nor any of its Affiliates or Representatives shall sell, license, lease, or otherwise transfer the Excluded Software License without the prior written consent of Flamingo, which consent may be withheld in Flamingo’s sole discretion. In the event of any such sale, license, lease or other transfer without the prior written consent of Flamingo, Flamingo shall have the right to terminate the Excluded Software License granted hereunder, and thereafter Flamingo Buyer shall have no right to use the Excluded Software.
     Section 7.16 Non-Solicitation. Without prior written consent of the other Party, for a period of one year from the Closing Date, (a) Flamingo Buyer or its Affiliates shall not employ or solicit to employ any of the information technology employees of Flamingo or its Affiliates (other than the Property Employees immediately prior to Closing, and then pursuant to the terms of this Agreement) and (b) Flamingo or its Affiliates shall not employ or solicit to employ any of the information technology employees of Flamingo Buyer or its Affiliates or any of the Property Employees, (i) in either case, other than any such employee who has been terminated prior to the commencement of employment discussions between the other party and such employee and (ii) other than any such employee who responds to a solicitation (x) by the soliciting party or any of its Affiliates or representatives, which constitutes a good faith general solicitation, mass advertisement or similar type of broad based publicly disseminated solicitation through advertisement or (y) by a search firm, provided that neither the soliciting party nor its Affiliates or representatives encourages or advises any such firm to approach any such employee.
     Section 7.17 Termination of Billboard Lease. Boardwalk shall cause the Billboard Lease to be terminated and of no further force or effect at or prior to Closing.
     Section 7.18 No Control. Except as permitted by the terms of this Agreement, prior to the Closing, Buyers shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Purchased Assets. Until the Closing, the operations and affairs of the Purchased Assets is the sole responsibility of and under the applicable Seller’s complete control, except as provided for in this Agreement.
     Section 7.19 Estoppel Certificate. Boardwalk shall use commercially reasonable efforts to cooperate with Buyer in obtaining an estoppel certificate relating to the Traymore Site in form and substance satisfactory to the Buyer, acting reasonably.
     Section 7.20 2005 Audited Financial Statements. Flamingo shall use its commercially reasonable efforts to deliver to Buyers at Closing stand-alone audited balance sheets, statements of income, and cash flow statements relating to the Business operated at the Casino Property as of December 31, 2005 (the “Audited Financial Information”). The Audited Financial Information shall be prepared in accordance with generally accepted accounting principles in effect at the time of such preparation applied on a consistent basis throughout the period involved (except as may be indicated in the notes to such financial statements) and will fairly present, in all material respects, the consolidated financial position and results of operations of the Casino Property as of such date, subject to normal recurring year-end audit adjustments. Buyer shall cooperate with Flamingo and Deloitte & Touche as may be reasonably requested by Flamingo or Deloitte & Touche in connection with the preparation of the Audited Financial Statements. All costs that would not have been incurred by Flamingo but for its obligation to prepare the Audited Financial Statements hereunder shall be borne solely by the Buyers.

ARTICLE VIII
CONDITIONS TO CLOSING
     Section 8.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to this Agreement to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part to the extent permitted by applicable Law in a writing executed by all of the parties hereto:
     (a) No Injunctions. No Governmental Entity shall have (i) initiated any order to enact, issue, promulgate, enforce or enter, or (ii) enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect (whether temporary, preliminary or permanent) to prevent or prohibit the consummation of any of the transactions contemplated by the Agreement or make it illegal for any party hereto to perform its obligations hereunder.
     (b) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated.
     (c) Consents and Approvals. All consents, waivers, authorizations and approvals of any Person required in connection with the consummation of the transactions contemplated hereby that are set forth on Section 8.2(c) of the Buyer Disclosure Letter shall have been duly obtained and shall be in full force and effect on the Closing Date and written evidence (in form and substance reasonably acceptable to Buyers) of any such consents, waivers, authorizations and approvals shall have been provided to Buyers on or prior to the Closing Date.
     (d) Governmental Consents. Each Buyer shall have obtained all Gaming Approvals necessary in connection with the transactions contemplated by this Agreement and necessary for ownership and operation of the Purchased Assets (including, without limitation, approval, licensing or registration of such Buyer and its (i) officers, executive directors, key employees, managers or Persons performing management functions similar to officers, and (ii) partners (general and limited partners), stockholders and members, each, as required by any Governmental Entity) (each a “Necessary Gaming Approval” and collectively the “Necessary Gaming Approvals”) and such Necessary Gaming Approvals shall be in full force and effect.
     Section 8.2 Additional Conditions to Obligations of Buyers. The obligation of Buyers to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Buyers:
     (a) Representations and Warranties. The representations and warranties of each of Flamingo and Boardwalk contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Total Material Adverse Effect. Each Buyer shall have received certificates signed on behalf of the applicable Seller by an executive officer of such party to such effect.
     (b) Performance of Obligations. Each of Flamingo and Boardwalk shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including without limitation delivery of items listed in Section 4.2 hereof. Each Buyer shall have received certificates signed on behalf of the applicable Seller by an executive officer of such party to such effect.
     Section 8.3 Additional Conditions to Obligations of Sellers. The obligations of Sellers to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by all of the Sellers:
     (a) Representations and Warranties. The representations and warranties of each Buyer contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Buyer Material Adverse Effect. Each Seller shall have received a certificate signed on behalf of the applicable Buyer by an executive officer of such party to such effect.
     (b) Performance of Obligations of Buyers. Buyers shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing, including, without limitation, delivery of items listed in Section 4.2 hereof. Each Seller shall have received a certificate signed on behalf of the applicable Buyer by an executive officer of such party to such effect.
ARTICLE IX
TERMINATION AND AMENDMENT
     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing by written notice by the terminating party to the other party (except in the case of termination pursuant to 9.1(a) hereof, which requires mutual agreement of all parties):
     (a) by mutual agreement of Sellers and Buyers;
     (b) by either Buyers or Sellers, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before the Outside Date;
     (c) by Sellers, if any Gaming Authority has made a nonappealable final determination that such Gaming Authority (i) will not issue to any Buyer any Necessary Gaming Approvals,

provided, that if such nonappealable final determination is made with respect to any such Buyer prior to the Third Party Retention Date, Sellers shall not be able to terminate unless such Buyer determines that it will not retain a Third Party Operator; provided, further, that such Buyer shall be required to make such determination reasonably promptly and in no event later than the Third Party Retention Date, or (ii) will not issue to any Third Party Operator any Necessary Gaming Approvals, if applicable;
     (d) by either Buyers or Sellers, if (i) a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby, or (ii) a Governmental Entity shall have initiated any order to enact, issue, promulgate, enforce or enter or shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect (whether temporary, preliminary or permanent) prevents or prohibits the consummation of the transactions contemplated by this Agreement or makes it illegal for either party hereto to perform its obligations hereunder; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or materially contributed to, such action;
     (e) by Buyers, if any Seller has breached any representation, warranty, covenant or agreement on the part of such Seller set forth in this Agreement which (i) would result in a failure of a condition set forth in Sections 8.2(a) or (b) hereof and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and such Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 9.1(e); provided, further, that Buyers’ right to terminate this Agreement under this Section 9.1(e) shall not be available if, at the time of such intended termination, any Seller has the right to terminate this Agreement under Sections 9.1(c), (d) or (f) hereof;
     (f) by Sellers, if any Buyer has breached any representation, warranty, covenant or agreement on the part of such Buyer set forth in this Agreement which (i) would result in a failure of a condition set forth in Sections 8.3(b) or (c) hereof and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and the applicable Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 9.1(f); provided, further, that Sellers’ right to terminate this Agreement under this Section 9.1(f) shall not be available if, at the time of such intended termination, any Buyer has the right to terminate this Agreement under Sections 9.1(d) or (e) hereof;
     (g) by Buyers, upon a Casualty Termination Event or a Condemnation Termination Event; provided, however, that the termination right set forth in this Section 9.1(g) is subject to the terms and conditions set forth in Section 7.14 hereof; and
     (h) by Buyers pursuant to Section 11.2(c).

     Section 9.2 Effect of Termination.
     (a) Liability. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall immediately become void and there shall be no further Liability on the part of Buyers or Sellers, or their respective Affiliates or Representatives; provided, however, that notwithstanding the foregoing (i) to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, no termination of this Agreement pursuant to Section 9.1 hereof shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination, (ii) no termination of this Agreement pursuant to Section 9.1 hereof shall relieve or limit the Liability of any party to this Agreement for any fraudulent or willful breach of this Agreement. In the event that this Agreement is terminated, Buyers will redeliver all documents, work papers and other materials of Sellers relating to the transactions contemplated herein, whether obtained before or after the execution hereof, in accordance with the terms of the Confidentiality Agreements, and (iii) Sections 7.5 (relating to confidentiality), 9.2, 9.3 and Article XII hereof shall remain in full force and effect notwithstanding such termination.
     (b) Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.
     Section 9.3 Application of the Deposit; Liquidated Damages.
     (a) In the event that (i) any Seller terminates this Agreement pursuant to Section 9.1(c) or (f) hereof, or (ii) any Seller or any Buyer terminates this Agreement pursuant to Section 9.1(b) and at or prior to such time Buyer or, in the event a Buyer retains a Third Party Operator, such Third Party Operator, shall not have received all Necessary Gaming Approvals, then, in each case, the Deposit (and any interest thereon) will be delivered to Sellers by the Escrow Agent unless any Seller’s failure to fulfill any of its obligations under this Agreement has been a material cause of the Buyer’s or a Third Party Operator’s, as applicable, failure to obtain any Necessary Gaming Approval. In all other circumstances of termination of this Agreement, the Deposit (and any interest thereon) shall be returned to Buyers.
     (b) The parties hereto agree that the provisions contained in Section 9.2 and Section 9.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 9.2 and Section 9.3(a) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 9.2 and Section 9.3 hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Section 9.2 and Section 9.3 hereof constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy in the event of termination of this Agreement by Sellers. If Buyers fail to pay to Sellers (including by preventing the timely delivery by the Escrow Agent) any amounts due under Section 9.3, in accordance with the terms hereof, Buyers shall pay the reasonable costs and expenses (including legal fees and expenses) of each Seller in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

     (c) In the event the foregoing liquidated damages provision is declared void or unenforceable by a court of competent jurisdiction (and as a result, Sellers do not receive liquidated damages), then Sellers may elect to pursue any and all remedies available to it at Law or in equity, including actual damages; provided, however, that neither Sellers nor Buyers may challenge the validity of this Section 9.3.
ARTICLE X
SURVIVAL; INDEMNIFICATION
     Section 10.1 Survival of Representations, Warranties, Covenants and Agreements.
     (a) Except as set forth in Article IX and Section 10.1(b) hereof, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their Representatives whether prior to or after the execution of this Agreement.
     (b) Notwithstanding the foregoing provisions of this Section 10.1, (i) the representations and warranties made by each Seller and each Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) twelve (12) months after the Closing Date, (ii) the representations and warranties made by each Seller in Sections 5.1, 5.2, 5.8, 5.12, 5.17, the first sentence of 5.14 and 5.26 shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the date that is six (6) months after the date on which the applicable statute of limitations for such matters expires, and (iii) there shall be no limitation on the time within which notice of a claim based on fraud or intentional misrepresentation on the part of any party hereto may be made.
     (c) The period of time a representation or warranty survives the Closing pursuant to Section 10.1(b) shall be the “Survival Period” with respect to such representation or warranty. The parties intend for Section 10.1(b)(i) to shorten the otherwise applicable statute of limitations and agree that, subject to the last sentence of this Section 10.1(c) and Section 10(b)(iii), no claim may be brought based solely upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty. The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements that are expressly required to remain in full force and effect for a specified period of time). The termination of the representations and warranties to the extent provided herein shall not affect a party in respect of any claim made by such party in reasonable detail in a writing received by the indemnifying party prior to the expiration of the Survival Period provided herein.
     Section 10.2 Indemnification.
     (a) From and after the Closing, each Seller shall, in the case of each Seller, severally but not jointly with such other Seller, indemnify, save and hold harmless Buyers and their respective Affiliates and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third party claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of or resulting from:
          (i) any breach of any representation or warranty made by such Seller in this Agreement;
          (ii) any breach of any covenant or agreement made, or to be performed, by such Seller in this Agreement;
          (iii) the Flamingo Excluded Liabilities and the Flamingo Excluded Assets; and
          (iv) the Boardwalk Excluded Liabilities and the Boardwalk Excluded Assets.
     (b) From and after the Closing, each Buyer shall, severally but not jointly with such other Buyer, indemnify, save and hold harmless each Seller and its Affiliates and their respective Representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of or resulting from:
          (i) any breach of any representation or warranty made by such Buyer in this Agreement;
          (ii) any breach of any covenant or agreement made, or to be performed, by such Buyer in this Agreement;
          (iii) (A) the Flamingo Assumed Liabilities and (B) the Boardwalk Assumed Liabilities; and
          (iv) (A) except for the Flamingo Excluded Liabilities and the Boardwalk Excluded Liabilities, the ownership, use, operation or maintenance of the Flamingo Purchased Assets solely with respect to periods from and after the Closing or the conduct of the business of the Casino Property solely with respect to periods from and after the Closing and (B) the ownership, use, operation or maintenance of the Boardwalk Purchased Assets solely with respect to periods from and after the Closing or the conduct of the business of the Traymore Site solely with respect to periods from and after the Closing.
          (v) The parties hereto hereby acknowledge and agree that for purposes of this Article X in determining whether any representation or warranty of the Sellers in Article V hereof or Buyers in Article VI hereof have been breached and for purposes of determining the amount of Damages resulting therefrom, any and all “Material Adverse

Effect,” “material adverse effect,” “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.
     Section 10.3 Interpretation.
     (a) Notwithstanding anything in this Agreement to the contrary, the term Damages shall not include any consequential, special or incidental damages, claims for lost profits, or punitive or similar damages.
     (b) Notwithstanding anything to the contrary in this Agreement, neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to any recovery of Damages pursuant to Section 10.2(a)(i) or Section 10.2(b)(i), respectively, to the extent that any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, received written notice on or prior to the Closing Date of any Liability that gives rise to the Damages.
     Section 10.4 Procedure for Claims between Parties. If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and the total monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article X. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.
     Section 10.5 Defense of Third Party Claims. If any lawsuit or enforcement action is filed against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article X may be sought, Notice thereof shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure. The Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (a) to take control of the defense and investigation of such Third Party Claim, (b) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party), and (c) to compromise or settle such claim, which compromise or settlement shall be made only (A) with the written consent of the Indemnified Party, such consent not to be unreasonably withheld and (B) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified

Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties’ reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.
     Section 10.6 Limitations on Indemnity.
     (a) Other than in respect of a claim for indemnification pursuant to Sections 10.2(a)(iii) or (iv), in respect of any breach of Sections 5.1, 5.2(a), 5.17 or 7.9 or based on fraud or intentional misrepresentation on the part of any party hereto, for which, in each of said instances, except as otherwise expressly set forth in this Article X, there shall be no limitations on the amount of Damages recoverable through the indemnification provisions hereunder, no Buyer Indemnified Party shall seek, or be entitled to seek, indemnification from any of the Indemnifying Parties pursuant to Sections 10.2(a)(i) or (ii) hereof to the extent the aggregate claims for Damages of the Buyer Indemnified Parties is less than One Million Five Hundred Thousand Dollars ($1,500,000) (the “Threshold”) or exceeds Ten Million Dollars ($10,000,000) (the “Cap”); provided, that, if the aggregate of all claims for Damages for which indemnification is sought pursuant to Section 10.2(a)(i) or (ii) hereof equals or exceeds the Threshold, then Buyer shall be entitled to recover for such Damages subject to the limitations in this Section 10.6(a) only to the extent such Damages exceed the Threshold, but in any event not to exceed the Cap.
     (b) Other than in respect of a claim for indemnification pursuant to Sections 10.2(b)(iii) or (iv); in respect of any breach of Sections 6.1, 6.2(a) or 7.9, or based on fraud or intentional misrepresentation on the part of any party hereto, for which, in each of said instances, except as otherwise expressly set forth in this Article X, there shall be no limitations on the amount of Damages recoverable through the indemnification provisions hereunder, no Seller Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Section 10.2(b)(i) or (ii) hereof to the extent the aggregate claims for Damages of the Seller Indemnified Parties are less than the Threshold, or exceeds the Cap; provided, that, if the aggregate of all claims for Damages for which indemnification is sought pursuant to Section 10.2(b)(i) or (ii) hereof equals or exceeds the Threshold, then Buyer shall be entitled to recover for such Damages subject to the limitations in this Section 10.6(b) only to the extent such Damages exceed the Threshold, but in any event not to exceed the Cap.
     (c) In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made, (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Damages (net of any costs and expenses incurred in obtaining such insurance proceeds) and (iii) shall be computed net of any Tax benefit obtained or obtainable by the Indemnified Party with respect to such Damages. If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim is collected by the Indemnified Parties, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to Indemnifying Party. The Indemnified Parties shall use reasonable best efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this Article X.
     Section 10.7 Payment of Damages. An Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this Article X, within fifteen (15) days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final, nonappealable judgment of a court or administrative body having jurisdiction over such proceeding.
     Section 10.8 Exclusive Remedy. Except in the case of fraud or intentional misrepresentation, in which case the Buyer Indemnified Parties and the Seller Indemnified Parties reserve any and all rights and remedies available to them, after the Closing, the indemnities provided in this Article X shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the foregoing and except in the case of fraud or intentional misrepresentation, in which case the Buyer Indemnified Parties and the Seller Indemnified Parties reserve any and all rights and remedies available to them, Buyers and each Seller each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, Disclosure Letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce the provisions of this Article X).
     Section 10.9 Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article X shall be treated by the parties for income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.
ARTICLE XI
PROPERTY
     Section 11.1 As Is.

     (a) Buyers or its Representatives shall have fully examined and inspected the Properties prior to the execution of this Agreement, and subject to the representations and warranties in Article V and the provisions of this Article XI, Buyers agree to accept the Properties in an “AS IS” condition as of the Closing. Buyers agree that, except as provided in Article V hereof, no Buyer is relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of any Seller, or any salesperson or broker (if any) involved in this transaction as to the Properties, including, but not limited to: (i) any representation, statements or warranties as to the physical condition of the Properties, (ii) the fitness and/or suitability of the Properties for use as a resort, hotel and/or casino; (iii) the financial performance of the Properties; (iv) the compliance of the Properties with applicable building, zoning, subdivision, environmental, or land use Laws, codes, ordinances, rules or regulations; (v) the state of repair of the Properties; (vi) the value of the Properties; (vii) the manner or quality of construction of the Properties; (viii) the income derived or to be derived from the Properties; or (i) the fact that the Properties may be located on earthquake faults or in seismic hazardous zones. To the extent not covered by the representations and warranties made in Article V, each Buyer, for itself and its successors and assigns, waives any right to assert any claim against Sellers, at Law or in equity, relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.
     (b) Except as expressly set forth to the contrary in this Agreement, including, without limitation Article V hereof, Buyers acknowledge and agree that they are taking the Properties in “As-Is” condition with respect to any environmental conditions and Buyers shall be responsible, at the Buyers’ sole cost and expense, to take all necessary and required action in connection with the Purchased Assets and Assumed Liabilities as they related to such environmental conditions.
     Section 11.2 Title to Casino Land.
     (a) Title Commitment. At Closing, Flamingo shall provide to Flamingo Buyer a policy of title insurance with respect to the Casino Property in the form of the Title Commitment annexed to Section 11.2(a) of the Flamingo Disclosure Letter. Flamingo shall execute any and all owner’s affidavits as reasonably required by Lawyers Title of Nevada, Inc. (with respect to the Casino Land) (the “Title Insurer”).
     (b) Defects. Flamingo Buyer agrees to accept title to the Casino Land subject to all matters shown by the Title Commitment annexed to Section 11.2(a) of the Flamingo Disclosure Letter. The Title Commitment shall be updated at or shortly before Closing. If the updated Title Commitment shows defects in title not shown by the Title Commitment annexed to Section 11.2(a) of the Flamingo Disclosure Letter or, if the Casino Land or Flamingo’s interest therein should become subject to a Lien or other financial Encumbrance, and Flamingo has received from Flamingo Buyer an itemized written notice of such defects within ten (10) days after the date of delivery of the updated Title Commitment to Flamingo Buyer or, if earlier, the Closing Date, Flamingo shall have thirty (30) days after receipt of such notice (or, if longer, until the Closing Date) to cure any such defects in title, and the Closing Date shall, if necessary, be extended accordingly. Title defects will not be deemed to include any matters shown by the Title Commitment annexed to Section 11.2(a) of the Flamingo Disclosure Letter. Failure to notify Flamingo within the specified period of title defects revealed by the updated Title

Commitment shall be deemed a waiver of Flamingo Buyer’s right to disapprove of the status of Flamingo’s title but only with respect to new matters shown on such updated Title Commitment, and Flamingo Buyer shall then accept such title as is described in the Title Commitment, as updated, without reserving any claim against Flamingo for title defects. Flamingo shall be under no obligation to remove title defects, and any failure or refusal of any Flamingo to do so shall not be a default of Flamingo hereunder, except that Flamingo shall be obligated to cure monetary encumbrances in an amount in excess of Fifty Thousand Dollars ($50,000) that are not disclosed by the Title Commitment annexed to Section 11.2(a) of the Flamingo Disclosure Letter (other than Taxes and assessments and the encumbrances created or suffered by Buyer) which are unpaid and liquidated at Closing, not to exceed Two Million Dollars ($2,000,000) in the aggregate (“Monetary Encumbrances”), if any, which encumber the Properties or Flamingo’s interest therein as of the Closing in the manner provided below. An encumbrance is liquidated only if it is fixed either by agreement of the Seller and the party asserting the encumbrance or by operation of law. In order to cure a Monetary Encumbrance, and if Flamingo desires to attempt to cure any other title defects, Flamingo shall have the option to extend the Closing Date for a period of thirty (30) days, by giving written notice of such extension election to Flamingo Buyer at or before the Closing Date. Cure of Monetary Encumbrances may be effected by either (i) payment and release of such Monetary Encumbrance of record, or (ii) posting a bond which causes such Monetary Encumbrance to cease to be a Lien on the applicable Property.
     (c) Failure to Cure Title Defects. If Flamingo fails to cure Monetary Encumbrances that it is obligated to cure in accordance with Section 11.2(b), such failure shall be a default by Flamingo subject to the remedies of Article IX. If Flamingo elects not to attempt to cure or remove any other title defects or if it elects to do so but is not successful in its efforts to do so on or before the Closing Date, or the end of the extension period, if elected, then this Agreement shall, at the option of Flamingo Buyer (to be exercised by written notice to Flamingo given no later than the earlier of: (i) the original or extended Closing Date, as applicable; or (ii) five (5) days after Flamingo’s notice to Flamingo Buyer of Flamingo’s election not to cure or attempt to cure such title defects), be terminated, Escrow Agent shall return the Deposit to Buyers and Buyers and Flamingo shall be released and discharged from any further obligation to each other hereunder; provided that if Flamingo Buyer so elects, Flamingo Buyer may accept such title as is tendered by Flamingo without reduction in the Purchase Price, or reservation of claim against Flamingo; provided, that, in such case, Flamingo shall be obligated to cure Monetary Encumbrances thereon in accordance with the terms of Section 11.2(b) hereof.
     (d) Survey. Flamingo agrees to deliver to Flamingo Buyer, within ninety (90) days of the date hereof, a survey of the Casino Land (the “Survey”). If Flamingo Buyer provides notice to Flamingo that the Survey reveals (i) any material encroachments of the Casino Land onto property of others; (ii) any material encroachments of property of others on the Casino Land; or (iii) the location of any title matter on the Casino Land in a manner that would materially and adversely affect the ability to use the Casino Land as presently used; or any other matter which would render Flamingo’s title to the Casino Land uninsurable or unmarketable, then such disclosure shall be a title defect as to which the provisions of Section 11.2(b) and 11.2(c) shall govern Flamingo Buyer’s and Flamingo’s rights and obligations. Flamingo Buyer may, at Flamingo Buyer’s sole cost and expense, cause the Survey to be recertified to Flamingo Buyer at or shortly before Closing.

     Section 11.3 Title to the Traymore Site Land. Title to the Traymore Site Land shall be conveyed by Boardwalk to Boardwalk Buyer by Bargain and Sale Deed with Covenant As To Grantor’s Acts, free and clear of all Liens and Encumbrances except for (a) municipal zoning ordinances and applicable governmental regulations and (b) current taxes not then due and payable, provided none of the foregoing will materially interfere with the Boardwalk Buyer’s intended use of the Traymore Site and (c) those tenancies and leases set forth on Section 5.22 of the Boardwalk Disclosure Letter (which clauses (a), (b) and (c) are collectively referred to as “Traymore Permitted Encumbrances”).
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Definitions.
     (a) For purposes of this Agreement, the term:
     “Acquired Personal Property” means the Personal Property, excluding the Excluded Personal Property.
     “Acquisition Proposal” means (i) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of the Purchased Assets or any material portion thereof, (ii) any tender offer or exchange offer, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Seller and a third party, in each case, other than the transactions contemplated by this Agreement. The parties agree and acknowledge that notwithstanding anything in the previous sentence, no transaction or action relating solely to Excluded Assets, including Other Assets or Other Property, shall be deemed to be an Acquisition Proposal.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person. As used herein, “control” means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly to cause the direction of the management or actions of the controlled entities.
     “Affiliate Customer List” means the output (in either electronic or printed form as reasonably requested by Flamingo Buyer) of that portion of the Customer Database that includes (a) the information set forth in Section 4.2(g) of the Flamingo Disclosure Letter, to the extent available in the Customer Database as of a time no earlier than 48 hours prior to the Closing but in no event after the Closing, for customers of the Casino Property, who (i) have visited the Casino Property during the 24 month period prior to the Closing (but not including such data for the ten day period prior to the Closing) and (ii) have visited any other property owned or operated by Harrah’s or its Affiliates and (b) the names, addresses and dates of stay for customers at the hotel located at the Casino Property for the twelve (12) months prior to the Closing Date; provided, however, that the Affiliate Customer List shall not include any “do not mail” customers.

     “Assumed Contracts” means the Contracts related to the Casino Property which exist as of the Closing Date, which are either (i) set forth on Section 1.1(a)(iii) of the Flamingo Disclosure Letter, or (ii) not listed on Section 1.1(a)(iii) of the Flamingo Disclosure Letter but (a) reflected in the income statements of Flamingo prepared through the Closing Date and which are not otherwise, individually or in the aggregate, material to the Casino Property or (b) entered into prior to Closing with the approval of Flamingo Buyer or which did not require the approval of Flamingo Buyer pursuant to Section 7.1(a).
     “Billboard” means the billboard located on the Traymore Site at the corner of Indiana Avenue and the Atlantic City Boardwalk.
     “Books and Records” means all books and records of Flamingo relating to the Casino Property including, without limitation, the rent roll, all architectural, structural, service manuals, engineering and mechanical plans and surveys, electrical, soil, wetlands, environmental and similar reports, studies, certificates and audits and all plans and specifications for the Casino Property except to the extent related primarily to the Excluded Liabilities, the Excluded Assets or otherwise proprietary to Harrah’s or its Affiliates (other than Flamingo) and shall not be deemed to include the Customer Database.
     “Business day” means any Monday through Friday, inclusive, other than any such days that financial institutions within the State of New York are authorized or required to close; provided, however, any reference in this Agreement to any day other than a business day shall be deed a reference to a calendar day.
     “Buyer Material Adverse Effect” means changes, events or effects that would reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Buyers to consummate the transactions contemplated by this Agreement.
     “Casino Property” means, collectively, the Casino Land, the building structures and improvements comprising hotel and casino located on the Casino Land, and the Fixtures on the Casino Land.
     “Casualty Termination Event” means damage to the Casino Property and/or Traymore Site by fire or other casualty which damages results in a Total Material Adverse Effect.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor provisions.
     “Condemnation Termination Event” means, with respect to Flamingo, a taking of a material part of the Casino Property such that the remaining balance of the Casino Property may not be feasibly operated (after using commercially reasonable efforts to restore the Casino Property) as a casino hotel reasonably similar to other casino hotels in the area, and with respect to Boardwalk, any taking of any material portion of the Traymore Site adjacent to the Atlantic City boardwalk.
     “Contract” means any agreement, contract, lease, service contract, equipment lease, sign lease, software license agreement, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.
     “Customer Database” means all customer databases, customer lists, historical records of customers and any other customer information collected and used by Flamingo or its Affiliates in connection with marketing and promoting the Casino Property.
     “Detailed Balance Sheet” means the September 30, 2005 balance sheet and related data of Flamingo as set forth on Section 2.4 of the Flamingo Disclosure Letter.
     “Encumbrances” means Liens, covenants, conditions, restrictions, agreements, easements, title defects, options, rights of first offer, rights of first refusal, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature.
     “Environmental Condition” means, the Release into the environment of any Hazardous Substance as a result of which the applicable Seller (i) has or may become liable to any Person for an Environmental Liability, (ii) is or was in violation of any Environmental Law, (iii) has or may be required to incur response costs for investigation or remediation, or (iv) by reason of which any Land or other assets of such Seller, may be subject to any Lien under Environmental Laws; provided, however, that none of the foregoing shall be an Environmental Condition if such matter was fully remediated or otherwise corrected prior to the date hereof in accordance with Environmental Law.
     “Environmental Laws” means all applicable and legally enforceable foreign, federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, in effect as of the date hereof.
     “Environmental Liabilities” means all Liabilities (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents, clean-up fees), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or entity, under any Environmental Law, or arising from Environmental Conditions relating to the Property.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Contracts” means all Contracts which are not primarily used in or relate to the Casino Property or are listed on Section 1.2(a)(ii) of the Flamingo Disclosure Letter, which list shall include, without limitation, those Contracts used primarily in the Business and entered into by any Affiliate of Flamingo.
     “Excluded Intellectual Property” means all Intellectual Property which is not set forth on Section 5.5 of the Flamingo Disclosure Letter.
     “Excluded Personal Property” means the following:
             (i) any and all signs, menus, stationery, gift shop inventory or other items containing any Excluded Intellectual Property or indicating that the Casino Property is owned and/or operated by or on behalf of “Flamingo” or identifying the Casino Property as the “Flamingo” or bearing the System Mark “Caesars,” “Harrah’s” or any other System Mark of Flamingo’s Affiliates, except for those items that Flamingo Buyer and Flamingo agree may be modified by Buyer to remove such System Marks or identification;
             (ii) all records, files and memorabilia pertaining to Flamingo or Harrah’s and any past or present corporate Affiliates or predecessors of Flamingo or Harrah’s (including Caesars Entertainment, Inc.); and
             (iii) any personal property of any third party (including, without limitation, any Affiliate of Flamingo) located at the Casino Property that is not the subject of an Assumed Contract.
     “Excluded Software” means all computer software owned by or licensed for use by Flamingo or its Affiliates and all source code, user codes and data, whether on tape, disc or other computerized format, and all related user manuals, computer records, service codes, programs, stored materials and databases (including, without limitation, all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records), together with any and all updates and modifications of all of the foregoing and all copyrights related to the computer software, including, without limitation, the Customer Database and any customer tracking system.
     “Fixtures” means, as it relates to each Seller, all fixtures owned by Seller and placed on, attached to, or located at and used in connection with the operation of the Property.
     “Flamingo Customer List” means the output (in either electronic or printed form as reasonably requested by Flamingo Buyer) of that portion of the Customer Database that includes the information set forth in Section 4.2(g) of the Flamingo Disclosure Letter, to the extent available in the Customer Database as of a time no earlier than 48 hours prior to the Closing but in no event after the Closing, for customers of the Casino Property, who (i) have visited the Casino Property during the 24 month period prior to the Closing (but not including such data for the ten day period prior to the Closing) and (ii) have not visited any other property owned or operated by Harrah’s or its Affiliates; provided, however, that the Flamingo Customer List shall not include any “do not mail” customers.
     “Flamingo Databases” means a list, in electronic form (where available), of the following databases maintained by Flamingo: Keno Players, Race and Sports Players, W2-G Winners, Entertainment Tickets, Catering Contacts, Wedding Guests, Alta Villa Promotion, Tour and

Travel, Ride to Riches Groups, Turnaround Bus Operators, Convention/Company Meetings, Wholesalers, Prospects-Meetings/Conventions, Prospects-Wholesalers, Prospects-Tour & Travel, Prospects-Rides to Riches and Website Guestbook.
     “Front Money” means all money stored on deposit at the Casino Property cage belonging to, and stored in an account for, any Person.
     “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including, without limitation, the ownership, operation, management and development of the Purchased Assets.
     “Gaming Authorities” means those federal, state, local and other governmental, regulatory and administrative authority, agency, board and officials responsible for, or involved in, the regulation of gaming or gaming activities or the sale of liquor in any jurisdiction, including, without limitation, within the State of Nevada and State of New Jersey, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, and all other state and local regulatory and licensing bodies with authority over gaming in the State of Nevada and State of New Jersey and their political subdivisions.
     “Gaming Laws” mean all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within (i) the State of Nevada, including, without limitation, the Nevada Gaming Control Act, as codified in Chapter 463 of the NRS, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, and (ii) the State of New Jersey, including, without limitation, the New Jersey Casino Control Act, as amended from time to time.
     “Harrah’s” means Harrah’s Operating Company, Inc., a Delaware corporation.
     “Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental Laws, including without limitation, any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.
     “Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, and all documentation thereof, and the goodwill symbolized thereby.

     “IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.
     “Knowledge” means (a) when used in the phrase “knowledge of the Seller” or “the Seller’s knowledge” and words of similar import, the actual knowledge of (i) Darryl Dauenhauer and Ken Kitko, with respect to Flamingo, and (ii) Anthony F. Santo and N. Lynne Hughes, with respect to Boardwalk, and (b) when used in the phrase “knowledge of Buyer” or “Buyer’s knowledge” and words of similar import, the actual knowledge of: Richard Brown and Denise Barton.
     “Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding, including, without limitation, the Gaming Laws.
     “Leases” means, as it relates to each Seller, leases, subleases, occupancy and concession agreements affecting such Seller’s Property.
     “Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before or otherwise involving any Governmental Entity or arbitrator.
     “Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.
     “Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, option, right of first refusal, restriction, exaction, imposition, charge or other claims of third parties of any kind or nature.
     “Material Assumed Contracts” means, as it relates to each Seller, all Assumed Contracts that either (i) have a remaining obligation for payment or services in excess of One Hundred Thousand Dollars ($100,000) or (ii) are not cancelable by such Seller upon thirty (30) days notice.
     “NRS” means Nevada Revised Statutes, as amended through the date hereof.
     “Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day to day operations.
     “Outside Date” means the Initial Outside Date; provided, however, that such date shall be extended by the number of days that the Initial Outside Date has been extended pursuant to Section 4.1(a) or 11.2(b) hereof, or if the Buyers retain a Third Party Operator in accordance with the terms of Section 7.6(a) hereof, Section 4.1(b) hereof.
     “Passenger/Delivery Vehicles” means those certain passenger or delivery vehicles and recreational vehicles identified in Section 12.1(c) of the Flamingo Disclosure Letter.

     “Permitted Encumbrances” means, as it relates to each Seller:
          (i) Liens or Encumbrances for mechanics’ and materialmen’s Liens or Encumbrances not filed of record and charges assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings and for which Seller shall have provided bond or other security reasonably satisfactory to the Buyer;
          (ii) Liens or Encumbrances for Taxes not yet due and payable;
          (iii) special Taxes and assessments payable or becoming a Lien after the Closing Date;
          (iv) Liens and Encumbrances created or approved by Buyer;
          (v) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of Seller; provided that such easements, leases, reservations, other rights of others in or defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held; further provided that such easements, leases, reservations, other rights of other in or defects or irregularities are not of such a nature that the Property is not financeable under customary terms and conditions; further provided that all such easements, leases, reservations or other rights of others in or minor defects and irregularities in title as to the Casino Land and Fixtures are shown as exceptions on the Title Commitment annexed to Section 11.2(a) of the Flamingo Disclosure Letter and/or the Survey (subject to Section 11.2(d) hereof); and further provided that, in the case of the Traymore Site, such easements, leases, reservations, other rights of others in or defects or irregularities would not reasonably be expected to prevent the development of the Traymore Site as a casino hotel within twelve (12) months following the Closing Date;
     (vi) zoning and subdivision ordinances;
     (vii) terms and conditions of licenses, permits and approvals for the Casino Land and Laws of any Governmental Entity having jurisdiction over the Property;
     (viii) Assumed Contracts for any areas of the Casino Land or the Traymore Site Property;
     (ix) any Liens or Encumbrances or privilege vested in any other lessor, or any licensor or permitter for rent or other obligations of Seller relative to any Assumed Contracts so long as the payment of such rent or the performance of such obligations is not delinquent;
     (x) rights of tenants under operating leases whose occupancy may be terminated on thirty (30) days or less notice and rights of guests in possession or holding reservations for future use or occupancy of the applicable Property, in each case to the extent disclosed in writing to Buyers prior to the date hereof;
     (xi) any Liens or Encumbrances identified in the Title Commitment annexed to Section 11.2(a) of the Flamingo Disclosure Letter or (subject to Section 11.2(d) hereof) the Survey;

     (xii) any Assumed Liability; or
     (xiii) such other matters as would not reasonably be expected to materially impair, individually or in the aggregate, the Purchased Assets.
     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).
     “Personal Property” means all office, hotel, casino, showroom, restaurant, bar, convention, meeting and other furniture, furnishings, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming paraphernalia (including parts or inventories thereof), subject to Section 7.11(b) hereof, gaming chips and tokens, including, without limitation, (i) slot machine tokens not currently in circulation, and (ii) reserve chips, if any, not currently in circulation, Passenger/Delivery Vehicles, computer hardware, point of sale equipment, telephone numbers, two-way security radios and base station, maintenance equipment, tools, signs and signage, office supplies, cleaning supplies in unopened cases or bulk containers or packages, linens (sheets, towels, blankets, napkins), uniforms, silverware, glassware, chinaware, pots, pans and utensils, and food, beverage and alcoholic beverage inventories owned by Flamingo and located at the Casino Property or used in Ordinary Course of Business thereon on the Closing Date.
     “Pre-Closing Employee Liabilities” means (i) with respect to the Retained Employees, all Liabilities arising out of or relating primarily to any and all severance obligations or other Liabilities relating to the termination of Retained Employees, (ii) with respect to Property Employees, any and all accrued and unpaid salary, bonuses and commissions (but excluding vacation/sick pay) payable to any such Property Employee for any period prior to the Closing Date and (iii) with respect to the matters set forth on Section 7.1(1) and 7.1(2) of the Flamingo Disclosure Letter, all wages required to be paid as of the Closing and which are accrued and unpaid as of the Closing.
     “Pre-Closing Tax Liabilities” means, as it relates to both Flamingo and Boardwalk, any Liability related primarily to (i) income Taxes of Flamingo or Boardwalk, respectively, and (ii) except as provided for in Sections 3.1 and 7.9, all Liabilities for Taxes including, without limitation, any Taxes due pursuant to subsequent deficiency determinations made under NRS Chapter 463, arising from and attributable to the ownership of the Purchased Assets prior to the Closing Date; provided, however, that all Taxes that are included in the calculation of the Final Working Capital Adjustment shall not constitute Pre-Closing Tax Liabilities.
     “Property” means one of the following, as applicable: the Casino Property and the Traymore Site.
     “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing of a Hazardous Substance into the environment, whether intentional or unintentional.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Seller Material Adverse Effect” means, as it relates to each Seller, changes, events or effects that are materially adverse to the business, financial condition or results of operations of the Purchased Assets; provided that the following, individually and in the aggregate, shall be excluded from the definition of Seller Material Adverse Effect and from any determination as to whether a Seller Material Adverse Effect has occurred: (i) any change, event or effects arising out of or resulting from changes in or affecting the (w) travel, hospitality or gaming industries generally, to the extent the applicable Purchased Assets are not disproportionately affected thereby (x) travel, hospitality or gaming industries in the markets or jurisdictions where the applicable Property is located to the extent the applicable Purchased Assets are not disproportionately affected thereby or (y) the financial, banking, currency or capital markets in general to the extent the applicable Purchased Assets are not disproportionately affected thereby, (ii) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, and (iii) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally, or declaration of war by the U.S. Congress to the extent the applicable Purchased Assets are not disproportionately affected thereby, and (iv) the applicable Property’s prospects or the failure of such Property to meet any financial or other projections.
     “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
     “System Mark” means service marks, trademarks, trade names, fictitious firm names, color arrangements, designs, logos and other similar designations of source or origin and general intangibles of like nature, together with the goodwill symbolized thereby, now or hereafter held or applied for in connection therewith.
     “Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority or other Governmental Entity, including, without limitation, income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, and shall include any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract, or otherwise.
     “Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

     “Title Commitment” means that certain Title Insurance Commitment which is annexed to Section 11.2(a) of the Flamingo Disclosure Letter.
     “Total Material Adverse Effect” means, as applied to the Sellers in the aggregate, changes, events or effects that are materially adverse to the business, financial condition or results of operations of the Purchased Assets; provided that the following, individually and in the aggregate, shall be excluded from the definition of Total Material Adverse Effect and from any determination as to whether a Total Material Adverse Effect has occurred: (i) any change, event or effects arising out of or resulting from changes in or affecting the (w) travel, hospitality or gaming industries generally, to the extent the applicable Purchased Assets are not disproportionately affected thereby (x) travel, hospitality or gaming industries in the markets or jurisdictions where the applicable Property is located to the extent the applicable Purchased Assets are not disproportionately affected thereby or (y) the financial, banking, currency or capital markets in general to the extent the applicable Purchased Assets are not disproportionately affected thereby, (ii) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, and (iii) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally, or declaration of war by the U.S. Congress to the extent the applicable Purchased Assets are not disproportionately affected thereby, and (iv) the applicable Property’s prospects or the failure of such Property to meet any financial or other projections.
     “Total Rewards” means the player loyalty program of Harrah’s, including the Connection Card program.
     “Transfer Time” means 11:59:59 p.m., New York City time, on the day prior to the Closing Date.
     “Transferred Data” means all data, files and other materials that the parties reasonably agree are required for Flamingo Buyer to operate the Casino Property; provided, however, that such data, files and materials shall not include that which, in Flamingo’s sole discretion, is deemed to be proprietary information, sensitive or confidential customer information, or competitively sensitive information.
     “Transferred Employee Records” means records of Flamingo that relate to Transferred Employees, but only to the extent that such records may be transferred under applicable Law.
     “Transferred Intellectual Property” means all Intellectual Property used exclusively in the operation of the Casino Property and set forth on Section 5.5 of the Flamingo Disclosure Letter, other than the Excluded Intellectual Property.
     “Traymore Contracts” means the Contracts (including all amendments, modifications and supplements thereto) related to the ownership, maintenance and operation of the Traymore Site, which are either (i) set forth on Section 1.1(b)(iii) of the Boardwalk Disclosure Letter, or (ii) not listed on Section 1.1(b)(iii) of the Boardwalk Disclosure Letter but entered into prior to Closing with the approval of Boardwalk Buyer or which did not require the approval of Boardwalk Buyer pursuant to Section 7.1(b) or (c).

     “Traymore Site” means, collectively, the Traymore Site Land, the Traymore Site Improvements, and the Fixtures at the Traymore Site Land.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.
     “Working Capital” means the calculation, in accordance with the methodology set forth on the Detailed Balance Sheet, of the current assets of Flamingo (other than Excluded Assets) minus the current liabilities of Flamingo (other than Excluded Liabilities), excluding all real and personal property Taxes subject to proration pursuant to Article III hereof.
     “Working Capital Adjustment” means the amount (which may be a positive or negative number) that equals Closing Date Working Capital.
     (b) The following are defined elsewhere in this Agreement, as indicated below:

Cross Reference in
Terms	Agreement
Actual Traymore Adjustment	Section 2.6(a)
Agreement	Preamble
Assumed Liabilities	Section 1.3(b)
Auditor	Section 2.3
Boardwalk	Preamble
Boardwalk Assumed Liabilities	Section 1.3(b)
Boardwalk Determination Date	Section 2.6(b)
Boardwalk Excluded Assets	Section 1.2(b)
Boardwalk Excluded Environmental Liabilities	Section 1.4(b)
Boardwalk Excluded Liabilities	Section 1.4(b)
Boardwalk Purchase Price Allocation	Section 2.3(b)
Boardwalk Purchased Assets	Section 1.1(b)
Broker	Section 5.12
Buyer	Preamble
Buyer 401(k) Plan	Section 7.4(g)
Buyer Benefit Plans	Section 6.9(a)
Buyer Disclosure Letter	ARTICLE VI
Buyer Indemnified Parties	Section 10.2(a)
Buyer Permits	Section 6.6(a)
Cap	Section 10.6(a)
Casino Land	Section 5.4(a)
Closing	Section 4.1
Closing Date	Section 4.1
Closing Date Working Capital	Section 2.5(a)
Condemnation Amount	Section 7.14(c)
Confidentiality Agreements	Section 7.5(a)
CS3	Section 7.8(c)
CS3 Assets	Section 7.8(c)
CS3 Liabilities	Section 7.8(c)

Cross Reference in
Terms	Agreement
Damages	Section 10.2(a)
Deposit	Section 2.2(a)
Deposit Escrow Agreement	Section 2.2(a)
ERISA	Section 5.11(a)
Escrow Agent	Section 2.2(a)
Estimated Closing Statement	Section 2.4(b)
Excluded Assets	Section 1.2(b)
Excluded Liabilities	Section 1.4(b)
Excluded Software License	Section 7.15
Fifth Extended Outside Date	Section 4.1
Final Traymore Adjustment	Section 2.6(c)
Final Working Capital Adjustment	Section 2.5(c)
Financial Information	Section 5.3
First Extended Outside Date	Section 4.1
Flamingo	Preamble
Flamingo Assumed Liabilities	Section 1.3(a)
Flamingo Benefit Plans	Section 5.11(a)
Flamingo Determination Date	Section 2.5(b)
Flamingo Disclosure Letter	Article V
Flamingo Excluded Assets	Section 1.2(a)
Flamingo Excluded Liabilities	Section 1.4(a)
Flamingo Purchase Price Allocation	Section 2.3(a)
Flamingo Purchased Assets	Section 1.1(a)
Fourth Extended Outside Date	Section 4.1
Governmental Approvals	Section 7.6(a)
Governmental Entity	Section 5.2(c)
HSR Act	Section 5.2(c)
Indemnified Party	Section 10.4
Indemnifying Party	Section 10.4
Initial Outside Date	Section 4.1
Initial Traymore Adjustment	Section 2.4(b)
Initial Working Capital Adjustment	Section 2.4
Inspection	Section 7.5(a)
Monetary Encumbrances	Section 11.2(b)
Necessary Gaming Approval	Section 9.1(c)
Non-Assignable Asset	Section 1.6(a)
Notice	Section 10.4
Other Assets	Section 1.7
Other Property	Section 1.7
Post-Closing Confidential Information	Section 7.5(d)
Pre-Closing Working Capital	Section 2.4
Pre-Closing Working Capital Statement	Section 2.4
Property Employees	Section 5.11(a)
Purchase Price	Section 2.1

Cross Reference in
Terms	Agreement
Purchased Assets	Section 1.1(b)
Representatives	Section 7.3
Retained Employees	Section 7.4(a)
Second Extended Outside Date	Section 4.1
Seller	Preamble
Seller 401(k) Plan	Section 7.4(g)
Seller Indemnified Parties	Section 10.2(b)
Seller Permits	Section 5.9
Substituted Multiemployer Pension Plan	Section 7.4(h)
Survey	Section 11.2(d)
Survival Period	Section 10.1(c)
Third Extended Outside Date	Section 4.1
Third Party Claim	Section 10.5
Third Party Operator	Section 7.6(a)
Threshold	Section 10.6(a)
Transferred Employees	Section 7.4(a)
Transfers	Section 7.1(a)(i)
Traymore Leases	Section 5.22
Traymore Licenses	Section 1.1(b)(iv)
Traymore Permitted Encumbrances	Section 11.3
Traymore Plans	Section 1.1(b)(iv)
Traymore Contracts	Section 1.1(b)(iii)
Traymore Site Improvements	Section 1.1(b)(ii)
Traymore Site Land	Section 1.1(b)(i)
Traymore Warranties	Section 1.1(b)(iv)
Working Capital Statement	Section 2.5(a)
     Section 12.2 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
     (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware, without regard to the conflicts of laws principles thereof.
     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court, and (v) to the extent such party is not otherwise subject to service of process in the State of Delaware, as to Harrah’s and Sellers, appoints Corporation Service Company as such party’s agent in the State of Delaware and as to Buyers, appoints CT Corporation System as such party’s agent in the State of Delaware, for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.3 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.2(c).
     Section 12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyers, to

Sands Casino Hotel
Indiana Avenue & Brighton Park
Atlantic City, NJ 08401
Attn: General Counsel
Fax: (609) 441-4937

with copies to:

Stratosphere
2000 Las Vegas Boulevard South
Las Vegas, NV 89104
Attn: General Counsel
Fax: (702) 383-4733

Martin Hirsch
767 Fifth Avenue, 47th Fl.
New York, NY 10153
Fax: (212) 750-5841

Marc Weitzen, Esq.
767 Fifth Avenue, 47th Fl.
New York, NY 10153
Fax: (212) 750-5841

Sills Cummis Epstein & Gross, P.C.
One Riverfront Plaza
Newark, New Jersey 07102-5400
Attention: Noah Bronkesh, Esq.
Fax: (973) 643-6500

Kummer Kaempfer Bonner & Renshaw
3800 Howard Hughes Parkway, Seventh Floor
Las Vegas, NV 89109
Attention: Gregg Vermeys
Fax: (702) 796-7181

(b)	if to Flamingo, to

Flamingo-Laughlin, Inc.
c/o Harrah’s Operating Company, Inc.
One Harrah’s Court
Las Vegas, Nevada 89119
Attn: General Counsel
Fax: (702) 407-6418
Attn: Anthony F. Santo
Fax: (702) 494-4869

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: Martha E. McGarry

(c)	if to Boardwalk, to:

Boardwalk Regency Corporation
Martial Development Corporation
c/o Caesars Atlantic City
2100 Pacific Avenue
Atlantic City, New Jersey 08401
Attn: N. Lynne Hughes
Fax: (609) 340-2410

Attn: General Counsel
Fax: (702) 407-6418

with copies to:

Sandson & DeLucry, LLC
17 Gordon’s Alley
Atlantic City, New Jersey 08401
Attn: Richard F. DeLucry, Esq.
Fax: (609) 344-0204

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: Martha E. McGarry
Fax: (212) 735-2000
     Section 12.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated. All Exhibits and Schedules of this Agreement, including without limitation, the Flamingo Disclosure Letter, the Boardwalk Disclosure Letter and the Buyer Disclosure Letter are incorporated herein by reference. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Each of Harrah’s, Buyers and Sellers will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).
     Section 12.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 12.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, that the Confidentiality Agreements shall remain in full force and effect after the Closing or upon termination of this Agreement. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the respective Disclosure Letters, none of Harrah’s, Sellers or Buyers makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.
     Section 12.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     Section 12.8 Assignment. With the exception of an assignment by each Buyer to one of its respective Affiliates, written notice of which shall be given to Sellers, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, without limitation, by merger or consolidation) or otherwise without the prior written consent of the other party, provided, however, that any assignment by any Buyer to one of its respective Affiliates shall not be valid under this Agreement unless such Affiliate assumes all of such Buyer’s agreements and obligations hereunder and provided, that (a) no such assignment shall relieve such Buyer from any of its agreements and obligations hereunder, and (b) no such assignment in any way (i) shall adversely effect the ability to receive, or delay the receipt of, the Gaming Approvals or antitrust approvals contemplated by this Agreement or (ii) shall adversely affect or delay the Closing of the transactions contemplated by this Agreement. Any assignment in violation of this Section 12.8 shall be void.
     Section 12.9 Parties of Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 12.10 Counterparts. This Agreement may be executed by facsimile and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 12.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     Section 12.12 Amendment. This Agreement may be amended by Buyer and Sellers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Buyer and each Seller.
     Section 12.13 Extension; Waiver. At any time prior to the Closing, Buyers and Sellers by action taken or authorized by their respective boards of directors or other duly authorized action may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
     Section 12.14 Time of Essence. Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.
     Section 12.15 Disclosure Letters. Each of the Flamingo Disclosure Letter and the Boardwalk Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent applicable, only qualify other paragraphs in this Agreement to the extent such disclosure clearly and unequivocally apprises Buyers of the matters to be excepted from such other paragraphs in this Agreement. The Buyer Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent applicable, only qualify other paragraphs in this Agreement to the extent such disclosure clearly and unequivocally apprises Sellers of the matters to be excepted from such other paragraphs in this Agreement.
     Section 12.16 Guarantee. Harrah’s hereby unconditionally guarantees the obligations of Flamingo and Boardwalk to pay any indemnification obligations pursuant to Article X hereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

FLAMINGO-LAUGHLIN, INC.

By:	/s/

BOARDWALK REGENCY CORPORATION

By:	/s/

MARTIAL DEVELOPMENT CORPORATION

By:	/s/

AREP LAUGHLIN CORPORATION

By:	/s/

AREP BOARDWALK LLC

By:	/s/

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

HARRAH’S OPERATING COMPANY, INC.
Acknowledged and Agreed Solely for the Purposes of Article X and Section 12.16

By:	/s/

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT